SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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KB HOME

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KB HOME

10990 Wilshire Boulevard

Los Angeles, California 90024

(310) 231-4000

March 2, 2012

Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the 2012 Annual Meeting of Stockholders of KB Home at 9:00 a.m., Pacific Time, on Thursday, April 12, 2012 at our corporate office in Los Angeles, California.

At our 2012 Annual Meeting, we will consider the following items of business:

Item of Business	Board Recommendation

Elect nine directors, each to serve for a one-year term	FOR

Ratify the appointment of our independent registered public accounting firm	FOR

Advisory vote to approve named executive officer compensation	FOR

You can find more information on these items of business in the attached Notice of 2012 Annual Meeting of Stockholders and Proxy Statement. Your vote is very important, and we encourage you to vote via the Internet, by telephone or by mail as soon as possible to ensure that your vote is counted.

Following the formal business at the 2012 Annual Meeting, we will discuss our 2011 results.

We look forward to seeing you on April 12.

Sincerely,

JEFFREY T. MEZGER

President and Chief Executive Officer

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	9:00 a.m., Pacific Time, on Thursday, April 12, 2012.

LOCATION:	KB Home Corporate Office, 10990 Wilshire Boulevard, Los Angeles, CA 90024.

ITEMS OF BUSINESS:	(1) Elect nine directors, each to serve for a one-year term;

(2) Ratify the appointment of our independent registered public accounting firm; and

(3) Advisory vote to approve named executive officer compensation.

The accompanying Proxy Statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the meeting.

RECORD DATE:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record on February 10, 2012.

VOTING:	Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote before the meeting. If you are a holder of record, you may vote your shares via the Internet, by telephone or by mail. If your shares are held by a broker or financial institution, you must vote your shares as instructed by your broker or financial institution.

ANNUAL REPORT:	Copies of our Annual Report on Form 10-K for the fiscal year ended November 30, 2011 (the “Annual Report”), including audited financial statements, are being made available to stockholders concurrently with the accompanying Proxy Statement. We anticipate that these materials will first be made available on or about March 2, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 12, 2012: Our Proxy Statement and Annual Report are available at www.kbhome.com/investor/proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

BRIAN J. WORAM

Executive Vice President, General Counsel and Secretary

Los Angeles, California

March 2, 2012

Admission to the 2012 Annual Meeting

Only stockholders of record on February 10, 2012, authorized proxy holders of stockholders of record on February 10, 2012, and invited guests of the Board of Directors may attend the 2012 Annual Meeting. Both an admission ticket and picture identification (such as a valid driver’s license or passport) will be required to attend the 2012 Annual Meeting. A professional business dress code will be observed.

If you are eligible and wish to attend the 2012 Annual Meeting, please send your request for an admission ticket in writing to William A. (Tony) Richelieu, Assistant Corporate Secretary, KB Home, 10990 Wilshire Boulevard, Los Angeles, California 90024. All requests must be in writing and received on or before Friday, March 30, 2012 and include the following information:

If you are a stockholder of record	If you are a beneficial stockholder
• A copy of a voting instruction form or a Notice of Internet Availability showing stockholder name and address;	• A copy of a brokerage account voting instruction form showing stockholder name and address, or a broker letter verifying record date ownership;
• Name, mailing address and contact telephone number of an authorized proxy representative, if one is appointed, plus a copy of the signed legal proxy; and	• A copy of a brokerage account statement showing KB Home stock ownership on the record date; and
• The complete address where your admission ticket should be mailed.	• The complete address where your admission ticket should be mailed.

Please note any special assistance needs in your admission ticket request. Once your request is processed, an admission ticket will be mailed to you at the address provided.

Internet Availability of Materials

For the 2012 Annual Meeting, we are making our proxy materials available primarily via the Internet, and we encourage voting online or by telephone. These proxy materials include the accompanying Proxy Statement, the Annual Report and a voting instruction form. We are doing this to speed the delivery of proxy materials to our stockholders, to lower costs and to reduce the impact on the environment from printing and mailing proxy materials.

On March 2, 2012, we mailed to stockholders a Notice of Internet Availability (the “Notice”) that provides instructions on how to access and view the accompanying Proxy Statement, the Annual Report and other proxy materials, and to vote online or by telephone. To request a printed copy of our proxy materials, please follow the instructions on the Notice. Stockholders who previously elected to receive proxy materials electronically will continue to receive these materials and the Notice by e-mail, unless we are told otherwise.

Please note that you cannot vote your shares by marking the Notice and returning it.

i

KB HOME

10990 Wilshire Boulevard

Los Angeles, California 90024

(310) 231-4000

PROXY STATEMENT

for the

2012 ANNUAL MEETING OF STOCKHOLDERS

General Information

What is the purpose of this Proxy Statement?

Your Board of Directors (the “Board”) is furnishing this Proxy Statement to you to solicit your proxy for our 2012 Annual Meeting. The items of business for the 2012 Annual Meeting are described in the accompanying Notice of 2012 Annual Meeting of Stockholders. This Proxy Statement contains information to help you decide how you want your shares to be voted. We anticipate that this Proxy Statement and a form of proxy/voting instruction form will first be made available on or about March 2, 2012.

Who can vote?

Holders of record of the 77,095,968 shares of common stock outstanding at the close of business on the record date (February 10, 2012) are entitled to one vote for each share held. The trustee of our Grantor Stock Ownership Trust (the “GSOT”) will vote the 10,860,551 shares the GSOT held on the record date based on the instructions received from our employees who hold unexercised common stock options under our employee equity compensation plans. Accordingly, a total of 87,956,519 shares are entitled to vote at the 2012 Annual Meeting. There is no right to cumulative voting.

Who is a “Holder of Record”?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered the “holder of record” of those shares.

If your shares are held in a stock brokerage account or by a financial institution or other holder of record, you are a beneficial owner of those shares held in “street name.” If you are a beneficial owner, for ease of reference, this Proxy Statement will use the term “broker” to describe the person or institution that is the holder of record of your shares.

Attending the 2012 Annual Meeting
Date:	Thursday, April 12, 2012.
Place:	KB Home Corporate Office 10990 Wilshire Boulevard Los Angeles, CA 90024.
To Attend:

You must have an admission ticket and valid picture identification, as described above on page i. A professional business dress code will be observed. Parking is available at the meeting location. You may be subject to a security check.

Note:	No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the meeting. Additional rules of conduct will apply at the meeting.

Proxy Solicitation Costs

We will pay the cost to solicit proxies for the 2012 Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in writing or by telephone, facsimile or email for no additional compensation. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses in providing material to their principals. We have hired Georgeson Inc., a professional soliciting organization, to assist us in proxy solicitation and in distributing proxy materials. For these services, we will pay Georgeson a fee of $9,000, plus reimbursement for out-of-pocket expenses.

Voting Information

Quorum Requirement	For stockholders to take action at the 2012 Annual Meeting, a majority of the shares of our common stock outstanding on the record date must be present or represented at the 2012 Annual Meeting. Abstentions and “broker non-votes” are counted for this purpose.
Broker Non-Votes

A “broker non-vote” arises when a broker does not receive instructions from a beneficial owner and does not have the discretionary authority to vote on an item of business. For the 2012 Annual Meeting, we understand that brokers have discretionary authority to vote only on ratifying the appointment of our independent registered public accounting firm. Therefore, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on the other items of business for the 2012 Annual Meeting in order for your shares to be counted for those items.

Proxy Voting

Holders of record may vote by proxy via the Internet, by telephone or by mail as described in the proxy materials. If you are a beneficial owner, your broker should send you proxy voting materials and instructions, and may do so electronically.

Voting at the 2012 Annual Meeting

Holders of record (or someone designated by a signed legal proxy) may vote in person at the 2012 Annual Meeting. If you are a beneficial owner, you must obtain a legal proxy from your broker and present it with your ballot. Voting at the 2012 Annual Meeting will replace any prior proxy voting.

Voting By Named Proxies

The named proxies for the 2012 Annual Meeting – Jeffrey T. Mezger and Brian J. Woram (or their duly authorized designees) – will follow submitted proxy voting instructions. They will vote as the Board recommends as to any submitted instructions that do not direct how to vote on any item, and will vote on any other matters properly presented at the 2012 Annual Meeting in their judgment.

Closing of Polls

Polls will close shortly after the 2012 Annual Meeting is called to order. Holders of record may vote via the Internet and by telephone until 11:59 p.m., Eastern Time, on April 11, 2012. Proxy voting instructions for shares held by the KB Home Common Stock Fund in our 401(k) Savings Plan or the GSOT must be received by 11:59 p.m., Eastern Time, on April 10, 2012. Each broker sets proxy voting deadlines for its beneficial owners.

Changing Your Vote

Holders of record may revoke voting instructions at any time before polls close by submitting a later vote: (i) in person at the 2012 Annual Meeting, (ii) via the Internet, by telephone or by mail before the above-listed deadlines, or (iii) to our Corporate Secretary at the address under the heading “Corporate Governance Highlights” by our close of business on April 11, 2012. If you are a beneficial owner, you must contact your broker to revoke any prior voting instructions. There are no dissenters’ rights or rights of appraisal as to any item to be acted upon at the 2012 Annual Meeting.

Election of Directors

To be elected, each director nominee must receive a majority of votes cast in favor (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election). Shares that are not present or represented at the 2012 Annual Meeting and abstentions will not affect the election outcome.

Voting on Other Items

Other items of business will be considered approved based upon the affirmative vote of a majority of shares of our common stock present or represented, and entitled to vote thereon, at the 2012 Annual Meeting. Abstentions from voting on these other items of business will have the same effect as an “against” vote. Broker non-votes will have no effect on the voting results for these other items of business.

Inspectors of Elections

We have engaged our transfer agent to count the votes and to act as an independent inspector of election. William A. (Tony) Richelieu, our Assistant Corporate Secretary, will also act as an inspector of election.

Corporate Governance and Board Matters

CORPORATE GOVERNANCE
H I G H L I G H T S

•   Independent Non-Executive Chairman of the Board

•   Full Board elected annually using a majority vote standard

•   Standing Board Committees are entirely composed of independent directors

•   All incumbent directors standing for re-election attended at least 75% of Board-related meetings

•   Non-employee directors are subject to an equity ownership requirement during their Board service

•   Our Certificate of Incorporation, By-laws, Corporate Governance Principles, Charters for all Board Committees, and Ethics Policy are available online at www.kbhome.com/investor/corporategovernance

•   As set forth in our Corporate Governance Principles, any interested party may write to the Board, to the Non-Executive Chairman of the Board or to any non-employee director in care of our Corporate Secretary at KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024

Role of the Board of Directors

The Board is elected by our stockholders to oversee the management of our business and to assure that the long-term interests of our stockholders are being served. The Board carries out this role subject to Delaware law and our Certificate of Incorporation, By-laws and Corporate Governance Principles.

Corporate Governance Principles

Our Corporate Governance Principles provide a framework within which we conduct our business and pursue our strategic goals. The Nominating and Corporate Governance Committee regularly reviews our Corporate Governance Principles, and the Board approves changes as it deems appropriate.

Ethics Policy

We expect all of our directors and employees to follow the highest ethical standards when representing KB Home and our interests. To this end, all employees, including our senior executive management, and our directors must comply with our Ethics Policy. The Audit Committee regularly reviews our Ethics Policy, and approved changes to it that became effective as of October 28, 2011. The changes updated certain standards of conduct, and reinforced our no-retaliation policy for good faith reporting of misconduct and for cooperating in investigations and related proceedings.

Executive Sessions of Non-Employee Directors

As part of the Board’s regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Stephen F. Bollenbach, the Non-Executive Chairman of the Board, schedules and chairs the executive sessions.

Board Membership

As of the date of this Proxy Statement, the Board has ten members. Except for Mr. Mezger, our President and Chief Executive Officer (“CEO”), no director is an employee of KB Home.

Board Committees

The Board has three standing Committees:

•	Audit and Compliance (the “Audit Committee”)

•	Management Development and Compensation (the “Compensation Committee”)

•	Nominating and Corporate Governance (the “Nominating/Governance Committee”)

The Board appoints the members of and has adopted a charter for each Board Committee. The Board and each Board Committee conducts an annual evaluation of its performance. Mr. Mezger does not serve on any Board Committees.

Board Meetings and Attendance

The Board and its Committees hold regular meetings on a set schedule and may hold interim meetings and act by written consent from time to time as necessary or appropriate. The Board held four meetings during our 2011 fiscal year. Mr. Bollenbach, as the Non-Executive Chairman of the Board, presides over all meetings at which he is present.

In our 2011 fiscal year, each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served. We expect directors to attend our annual stockholder meetings. All directors serving at the time other than Mr. Timothy W. Finchem attended our 2011 Annual Meeting of Stockholders, which was held on April 7, 2011.

Board Committee Composition and 2011 Fiscal Year Board Committee Meetings

Director	Audit Committee	Compensation Committee	Nominating/Governance Committee
Barbara T. Alexander	X
Stephen F. Bollenbach		X	X
Timothy W. Finchem		X	X
Kenneth M. Jastrow, II(a)			Chair
Robert L. Johnson	X
Melissa Lora	Chair		X
Michael G. McCaffery	X	Chair
Leslie Moonves(a)			X
Luis G. Nogales	X	X
Number of Meetings:	8	6	4

(a)	Mr. Jastrow became Chair of the Nominating/Governance Committee on January 26, 2012. Mr. Moonves served as Chair of the Nominating/Governance Committee throughout our 2011 fiscal year and until January 26, 2012.

Board Leadership Structure, Board Committee Responsibilities and Risk Oversight

The Board believes that separate individuals should hold the positions of Chairman of the Board and Chief Executive Officer, and that the Chairman should not be a KB Home employee. The Board has been led by an independent Non-Executive Chairman since 2007. The Non-Executive Chairman of the Board coordinates the Board’s activities, including the scheduling of meetings and executive sessions of the non-employee directors and the relevant agenda items in each case (in consultation with the CEO as appropriate). The Board believes this leadership structure enhances the Board’s oversight of and independence from our management and the Board’s ability to carry out its roles and responsibilities on behalf of our stockholders. The Board has delegated certain responsibilities and authority to each standing Board Committee as described below, including with respect to risk oversight. At each regularly scheduled Board meeting, each Board Committee Chair (or another designated Board Committee member) reports to the Board on his or her Board Committee’s activities.

Audit Committee. The Board has delegated its risk oversight responsibilities to the Audit Committee, other than risks relating to employee compensation. Each of our senior finance, accounting, legal and internal audit executives report directly to the Audit Committee regarding material risks to our business, among other matters, and the Audit Committee meets in executive sessions with each such executive and with representatives of our independent registered public accounting firm. As part of its risk oversight, the Audit Committee reviews with our management on an annual basis an overall enterprise risk management assessment that identifies risk areas to our business and corresponding mitigating factors, controls or actions, and it requests or receives periodic updates as deemed necessary or appropriate by the Audit Committee or management. The Audit Committee Chair reports to the Board regarding material risks as deemed appropriate.

The Audit Committee (a) is responsible for general oversight of our (i) accounting and reporting practices; (ii) internal control over financial reporting and disclosure controls and procedures; (iii) audit process, including our independent registered public accounting firm’s qualifications, independence, retention, compensation and performance, and the performance of our internal audit department; and (iv) compliance with legal and regulatory requirements and management of matters in which we have or may have material liability exposure; (b) is authorized to act on the Board’s behalf with respect to our incurring, guaranteeing or redeeming debt; (c) oversees the preparation of a required report to be included in our annual proxy statement; and (d) is charged with the duties and responsibilities in its charter.

  The Board has determined that each current member of the Audit Committee is financially literate under New York Stock Exchange (“NYSE”) listing standards, and that Ms. Lora qualifies as an “audit committee financial expert” under Securities and Exchange Commission (“SEC”) rules. The Board has also determined that Ms. Alexander’s simultaneous service on the audit committees of three other public companies does not impair her ability to serve effectively on the Audit Committee. The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Compensation Committee. The Board has delegated its oversight of risks that may arise from our employee compensation arrangements, plans, programs and policies to the Compensation Committee. In carrying out its risk oversight, the Compensation Committee reviews with our management on an annual basis an overall assessment of our primary employee compensation plans and programs that identifies potential design and implementation risks of those plans and programs, including potential risks relative to relevant business risk areas identified in our annual overall enterprise risk assessment. The Compensation Committee also carries out its risk oversight role on an ongoing basis through its review and, to the degree appropriate, specific approval of our compensation arrangements, plans, programs and policies as they are being developed by our senior human resources personnel. The Compensation Committee Chair reports to the Board regarding material risks as deemed appropriate. Based on this oversight approach and the identified mitigating factors noted in the box nearby, we do not believe that our present employee compensation arrangements, plans, programs and policies are likely to have a material adverse effect on us.

Mitigating Factors of Compensation Risks

•  Balanced and competitive mix of salaries, benefits, and annual and long-term incentives aligned with our operational and strategic goals designed to attract, retain and motivate a talented team to achieve optimal performance.

•  The Compensation Committee’s and its outside consultant’s guidance in developing our compensation arrangements, plans, programs and policies, and the Compensation Committee’s review and approval of them.

•  Policies and procedures, including our equity-based award grant policy (described below under the heading “Equity-Based Award Grant Policy”), and the compensation clawback provisions in our CEO’s Employment Agreement.

•  The Compensation Committee’s review of our performance and of individual executives’ performance, and appropriate exercise of discretion in determining performance-based compensation within preset limits established by the Compensation Committee.

The Compensation Committee (a) is responsible for (i) the evaluation and compensation of our CEO; (ii) the compensation of our senior executive management (other than our CEO), which consists of our CEO’s direct reports and any designated “executive officers” (as that term is defined in Rule 3b-7 of the Securities Exchange Act of 1934); (iii) oversight of our efforts to attract, develop, promote and retain qualified senior executive management; and (iv) the evaluation and determination of non-employee director compensation and benefits; (b) oversees the preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board whether to so include the compensation discussion and analysis, and provides an accompanying report to be included in our annual proxy statement (each of which are provided below under the heading “Executive Compensation”); (c) advises the Board on any non-binding vote or similar advisory action by stockholders to approve senior executive management compensation; and (d) is charged with the duties and responsibilities in its charter.

Executive Officer and Non-Employee Director Compensation Processes and Procedures. The Compensation Committee exercises the Board’s authority under our By-laws to fix executive officer and non-employee director compensation. Under this authority, the Compensation Committee annually reviews and approves the goals and objectives relevant to our CEO’s compensation, evaluates his performance in light of those goals and objectives and other criteria, and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves our CEO’s compensation based on the evaluation. The Compensation Committee evaluates, in conjunction with our CEO, the performance of our senior executive management, and reviews and approves their compensation.

Compensation Committee Interlocks and Insider Participation

All current Compensation Committee members served throughout our 2011 fiscal year, and no member was part of a “compensation committee interlock” as described under SEC rules.

In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.”

In addition, the Compensation Committee exercises the Board’s authority with respect to our employee compensation and benefits plans (including our employee equity compensation plans) and policies, except to the extent that the Board, in its discretion, reserves its authority. This authority includes selecting eligible participants, recommending and approving grants and awards, setting performance targets and other award eligibility criteria, approving an aggregate incentive pool for any annual or long-term incentive awards, interpreting the plans’ terms, delegating certain responsibilities and adopting or modifying as necessary any rules and procedures to implement the plans, including any rules and procedures that condition the approval of grants and awards. The Compensation Committee also periodically reviews our compensation and benefits plans and, from time to time, will recommend to the Board new material plans or modifications to existing plans. The Compensation Committee’s exercise of this authority with respect to the compensation and benefits awarded to our named executive officers (each, an “NEO”) under our employee compensation and benefits plans, including specific considerations applied and determinations made, is discussed below under the heading “Compensation Discussion and Analysis.”

The Compensation Committee, from time to time, reviews and makes recommendations to the Board regarding non-employee director compensation and benefits consistent with the goals of recruiting the highest caliber directors to serve on the Board, aligning directors’ and stockholders’ interests, and fairly paying directors for the work required to serve stockholder interests given our size, scope and complexity of operations.

In its oversight of executive officer and non-employee director compensation, the Compensation Committee seeks assistance from our management and has engaged its own outside compensation consultant, Semler Brossy Consulting Group LLC (“Semler Brossy”). Semler Brossy’s services to the Compensation Committee are described below under the headings “Director Compensation” and “Compensation Discussion and Analysis.” The Compensation Committee may delegate to a subcommittee or to our management any duties and responsibilities as the Compensation Committee deems to be appropriate and in our best interests, but it cannot delegate to our management the authority to grant equity-based awards.

Nominating/Governance Committee.  The Nominating/Governance Committee (a) is responsible for (i) providing oversight of our corporate governance policies and practices; (ii) identifying, evaluating and recommending to the Board individuals who are qualified to become directors as described in the box nearby; and (iii) performing ongoing assessments of the Board’s size, operations, structure, needs and effectiveness; (b) reviews and makes recommendations to the Board on proposed changes to our Certificate of Incorporation, By-laws and Corporate Governance Principles; (c) periodically assesses and recommends action with respect to stockholder rights plans and other stockholder protections; (d) reviews and approves “related party transactions,” as further described below under the heading “Certain Relationships and Related Party Transactions;” and (e) is charged with the duties and responsibilities in its charter.

The Nominating/Governance Committee has retained professional search firms from time to time to assist it with recruiting potential director candidates to the Board based on criteria the Nominating/Governance Committee provides to each such firm. These firms help identify, evaluate and select director candidates and are typically paid an agreed upon fee plus expenses for their work. Current directors or other persons may recommend candidates to the Nominating/Governance Committee. Any security holder may recommend a director candidate for the Nominating/ Governance Committee’s consideration by submitting the candidate’s name and qualifications to us in care of our Corporate Secretary at the address listed above under the heading “Corporate Governance Highlights.” Director candidates recommended by a security holder are considered in the same manner as any other recommended candidates.

Consideration of Director Candidates

The Nominating/Governance Committee considers director candidates at regular or special meetings and at any point during the year. In addition to the general qualifications described below under the heading “Director Qualifications,” and the attributes described below in the box titled “Selected Director Attributes,” the Nominating/Governance Committee considers a director candidate’s diversity of background and personal experience. In this context, diversity may encompass race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of a candidate in relation to the personal characteristics of current directors and other potential director candidates. There is no formal policy as to how diversity of background and personal experience is applied, and a candidate’s background and personal experience, while important, do not necessarily outweigh other attributes or factors considered in evaluating any particular candidate.

Director Qualifications

We believe our directors should possess the highest personal and professional ethics, integrity, judgment and values, and be committed to representing the long-term interests of our stockholders. Our directors should also have an inquisitive and objective perspective, and be able and willing to dedicate the time necessary to Board and Board Committee service. The Nominating/Governance Committee and the Board determined that each individual whom the Board will present at the 2012 Annual Meeting as a director nominee possesses these characteristics.

In addition, the Nominating/Governance Committee regularly evaluates the skills and characteristics of current and potential directors, and may consider the attributes in the box nearby, among others. Through its evaluation, the Nominating/Governance Committee identified for the Board certain specific skills and qualifications possessed by each director nominee that supported the Board’s determination that each should serve as directors. These qualifications are described below along with other biographical information for each director nominee under the heading “Item 1: Election of Directors.”

Selected Director Attributes

•  Personal qualities, accomplishments and reputation in the business community.

•  Financial literacy, financial and accounting expertise and significant business, academic or government experience in leadership positions or at senior policy-making levels.

•  Geographical representation in areas relevant to our business.

•  Diversity of background and personal experience.

•  Fit of abilities and personality with those of current and potential directors in building a Board that is effective, collegial and responsive to the needs of our business.

•  Independence and an absence of conflicting time commitments.

Director Independence

We believe that a substantial majority of our directors should be independent. To be independent, the Board must affirmatively determine that a director does not have any material relationship with us based on all relevant facts and circumstances.

The Board makes independence determinations annually based on information supplied by directors and other sources, the Nominating/Governance Committee’s prior review and recommendation, and certain categorical standards contained in our Corporate Governance Principles. These standards are consistent with NYSE listing standards. The Board has determined that all non-employee directors who served during our 2011 fiscal year and all non-employee director nominees are independent under the Board’s director independence standards. Accordingly, Messrs. Bollenbach, Finchem, Jastrow, Johnson, McCaffery, Moonves, and Nogales and Mmes. Alexander and Lora are independent.

In addition, the Board has determined (a) that each current member of the Audit Committee is independent under our Corporate Governance Principles, NYSE listing standards and SEC rules; (b) that each current member of the Nominating/Governance Committee is independent under our Corporate Governance Principles and NYSE listing standards; and (c) that each current Compensation Committee member is independent under our Corporate Governance Principles and NYSE listing standards, is a “non-employee director” under SEC rules and is an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”).

In making its independence determinations, the Board considered television, radio and billboard advertising expenditures we made at market rates with CBS Corporation (at which Mr. Moonves serves as President and Chief Executive Officer). These expenditures were made in the ordinary course of our business and the business of CBS Corporation and fell well within the categorical independence standards contained in our Corporate Governance Principles. Mr. Moonves was deemed to not have a direct or indirect material interest in the expenditures, and the Board determined that his independence was not impaired. The Board also considered our potentially acquiring certain land use rights in Texas from Forestar Group Inc., for which Mr. Jastrow serves as non-executive chairman; our licensing access to an online minority-focused employment and procurement portal from a subsidiary of The RLJ Companies, for which Mr. Johnson serves as chairman; and our obtaining certain excess directors’ and officers’ insurance coverage from a U.S. subsidiary of Allied World Assurance Company Holdings, Ltd., where Ms. Alexander serves as a non-employee director. Each of Ms. Alexander and Messrs. Jastrow and Johnson was deemed to not have a direct or indirect material interest in the respective transaction or potential transaction, and the Board determined that their independence was not impaired.

Director Compensation

The Board sets non-employee director compensation based on recommendations from the Compensation Committee, which has retained Semler Brossy to assist it with designing our non-employee director compensation program. Non-employee director compensation is currently provided under our 2009 Non-Employee Director Compensation Plan (“Director Plan”). Mr. Mezger is not paid for his service as a director.

Director Compensation Plan

As further described below, under the Director Plan, our non-employee directors are entitled to receive an annual retainer, an annual grant of stock options and stock units, and Board Committee-related retainers. Non-employee directors are also entitled to receive meeting fees under certain circumstances, and may elect to receive any cash retainers and meeting fees in the form of stock units. Cash retainers are paid in equal quarterly installments

A “Director Year” is the period between our annual meetings of stockholders. The 2011-2012 Director Year began on April 7, 2011 and ends on April 11, 2012.
over a Director Year. Annual compensation items correspond to a Director Year, and non-employee directors who are elected during a Director Year are entitled to pro-rated annual compensation based on the period remaining in the Director Year of election. The annual grant of stock options and stock units is made on the date of each annual meeting of stockholders to the non-employee directors serving on the Board on that date. A non-employee director who is elected during a Director Year receives a pro-rated grant of stock options and stock units on the date of the director’s first day of service on the Board.

The Board set the following compensation under the Director Plan for the 2011-2012 Director Year, which is the same as for the 2010-2011 Director Year, as recommended by Semler Brossy and approved by the Compensation Committee.

• Annual Retainer:	$80,000
• Annual Grant of Stock Options and Stock Units:	Each valued at $67,500 on the date of grant
• Annual Board Committee Chair Retainers:	$25,000 (Audit Committee)
$18,000 (Compensation Committee)
$10,000 (Nominating/Governance Committee)
• Annual Board Committee Member Retainers:	$10,000 (Audit Committee)
$7,000 (Compensation Committee)
$5,000 (Nominating/Governance Committee)
• Meeting Fees:	$1,500 per eligible meeting

Committee-Related Fees and Meeting Fees.  The differences between the Board Committee-related Chair retainers reflect the Board’s judgment of each Board Committee’s respective workload. The Non-Executive Chairman of the Board is not eligible for any Board Committee-related retainers. Meeting fees are payable for attendance at Board or Board Committee meetings, beginning on the third additional meeting above its number of regularly scheduled meetings, subject to approval by the Non-Executive Chairman of the Board (as to Board meetings) or the relevant Board Committee Chair. No meeting fees were paid to our non-employee directors during our 2011 fiscal year.

Director Plan Stock Options and Stock Units.  Each stock option represents a right to receive a payment equal to the positive difference between a stock option’s exercise price and the closing price of our common stock on an exercise date. Each stock unit represents a right to receive a payment equal to the fair market value of one share of our common stock on a payment date and cash payments at the same time and in the same amount as any common stock cash dividend. Stock options and stock units are settled in cash unless payment in shares of our common stock is approved by our stockholders; stock options are therefore similar in nature to cash-settled stock appreciation rights. Stock options and stock units vest one year after the date of grant, and, except as described below under the heading “Director Equity-Based Compensation Granted Before the 2010-2011 Director Year,” stock options have a 10-year term. A non-employee director cannot exercise vested stock options until the director has met the non-employee director stock ownership requirement or, if earlier, has left the Board. Vested stock options held by a non-employee director must be exercised before the end of the stock options’ respective term or, if earlier, before the third anniversary of the date the non-employee director leaves the Board. A non-employee director can elect to receive payout of stock units upon leaving the Board or, if the director has met the non-employee director stock ownership requirement, immediately after the one-year vesting date or at a specified date after the stock units vest, but before the director leaves the Board. The non-employee director stock ownership requirement is described below under the heading “Stock Ownership Requirements.”

Director Equity-Based Compensation Granted Before the 2010-2011 Director Year

Under the Director Plan, stock options granted to our non-employee directors before the 2010-2011 Director Year are fully vested, have a 15-year term and must be exercised before each option’s term expires or, if earlier, within one year of the date a non-employee director leaves the Board, and any stock units so granted will be paid out only upon a non-employee director’s leaving the Board, reflecting in each case the terms under which these awards were originally granted. These stock options, if exercised, and stock units will be paid out in cash as described above.

Non-Executive Chairman of the Board Retainer

Mr. Bollenbach is paid an annual cash retainer of $300,000 for his service as the Non-Executive Chairman of the Board. He may keep any retainer payment if removed from the Board without cause.

Indemnification Agreements

We have entered into agreements with each of our non-employee directors that provide them with indemnification and advancement of expenses to supplement what is provided under our Certificate of Incorporation and insurance policies, subject to certain requirements and limitations.

Expenses

We pay the non-employee directors’ expenses, including travel, accommodations and meals, for attending Board and Board Committee meetings and our annual meetings of stockholders and other activities related to our business.

Director Compensation During Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Ms. Alexander	$ 91,833	$67,500	$67,500	$ —	$226,833
Mr. Bollenbach	304,552	147,500	67,500	—	519,552
Mr. Finchem	12,836	159,500	67,500	16,390	256,226
Mr. Jastrow	100,938	67,500	67,500	27,090	263,028
Mr. Johnson	86,636	77,500	67,500	—	231,636
Ms. Lora	15,379	177,500	67,500	9,960	270,339
Mr. McCaffery	9,807	175,500	67,500	27,090	279,897
Mr. Moonves	14,570	157,500	67,500	16,390	255,960
Mr. Nogales	116,086	67,500	67,500	—	251,086

(a)	Fees Earned or Paid in Cash: These amounts represent the total stock unit dividend equivalent payments made during our 2011 fiscal year and payments of annual and Committee-related retainers based on the elections of the non-employee directors to receive such retainers in cash rather than in Director Plan stock units. Non-employee directors with larger stock unit holdings based on their tenure and form of compensation elections received greater dividend equivalent payments. The amount shown for Mr. Bollenbach also includes his Non-Executive Chairman of the Board retainer.

(b)	Stock Awards and Option Awards: These amounts represent the aggregate grant-date fair value of the Director Plan stock unit and stock option awards granted to our non-employee directors during our 2011 fiscal year, computed in accordance with Accounting Standards Codification Topic No. 718, “Compensation – Stock Compensation” (“ASC 718”). The grant-date fair value of stock option awards was determined using the Black-Scholes option-pricing model. Below are the amounts of Director Plan stock options and stock units granted to each non-employee director during our 2011 fiscal year based on each director’s form of compensation elections and Board Committee service.

Name	Stock Units(#)	Stock Options(#)
Ms. Alexander	5,710	13,755
Mr. Bollenbach	12,478	13,755
Mr. Finchem	13,493	13,755
Mr. Jastrow	5,710	13,755
Mr. Johnson	6,556	13,755
Ms. Lora	15,016	13,755
Mr. McCaffery	14,846	13,755
Mr. Moonves	13,324	13,755
Mr. Nogales	5,710	13,755

Below are each non-employee director’s total Director Plan stock unit and stock option holdings as of February 14, 2012.

Name	Stock Units(#)	Stock Options(#)	Total Holdings(#)
Ms. Alexander	8,761	21,105	29,866
Mr. Bollenbach	21,326	111,247	132,573
Mr. Finchem	54,717	22,494	77,211
Mr. Jastrow	65,178	22,494	87,672
Mr. Johnson	18,183	60,487	78,670
Ms. Lora	65,271	33,714	98,985
Mr. McCaffery	42,940	136,496	179,436
Mr. Moonves	61,614	40,894	102,508
Mr. Nogales	77,772	24,624	102,396

(c)	All Other Compensation: These amounts represent the premium payments we paid for the life insurance policies we maintain to fund charitable donations under the Directors’ Legacy Program, which is described below under the heading “Directors’ Legacy Program.” In our 2011 fiscal year, we paid a total of $128,096 in life insurance premiums, including for policies maintained with respect to participants who are former directors. Some of the life insurance policies we maintain for the program did not require premium payments to be made in our 2011 fiscal year. Premium payments, where required, vary depending on participants’ respective ages and other factors. The total dollar amount payable under the program at November 30, 2011, with all participating directors having vested in the full donation amount, was $15.8 million.

Directors’ Legacy Program. We established the Directors’ Legacy Program in 1995 to recognize our and our directors’ interests in supporting worthy educational institutions and other charitable organizations. In making adjustments to our philanthropic activities, the Board elected in 2007 to close the program to new participants. Ms. Alexander and Messrs. Bollenbach, Johnson and Mezger do not participate in the program. Under the program, we will make a charitable donation on each participating director’s behalf of up to $1,000,000. Directors vest in the full donation in five equal annual installments of $200,000, and therefore must serve on the Board for five consecutive years to donate the maximum amount. A participating director may allocate the donation to up to five qualifying institutions or organizations. Donations are paid in ten equal annual installments directly to designated organizations after a participating director’s death with proceeds from the life insurance policies we maintain on each participating director’s life. Participating directors and their families do not receive any proceeds, compensation or tax savings associated with the program.

Items of Business

ITEM 1:

ELECTION OF DIRECTORS

At the 2012 Annual Meeting, the Board will present as nominees and recommend to stockholders that Messrs. Bollenbach, Finchem, Jastrow, Johnson, McCaffery, Mezger, and Nogales and Mmes. Alexander and Lora each be elected as a director to serve for a one-year term ending at our 2013 Annual Meeting of Stockholders. Each nominee is currently a director, has consented to being nominated and has agreed to serve as a director if elected. Each nominee is standing for re-election. Should any of these nominees become unable to serve as a director prior to the 2012 Annual Meeting, the individuals named as proxies for the 2012 Annual Meeting will, unless otherwise directed, vote for the election of such other person as the Board may recommend in place of any such nominee.

Mr. Moonves has decided to not seek re-election and will retire from the Board effective as of the date of the 2012 Annual Meeting, when his current term as a director expires. On the date of the 2012 Annual Meeting, following the election of directors, the Board will have nine members.

Vote Required

Under our By-laws, the election of each director nominee will require a majority of votes cast at the 2012 Annual Meeting to be in favor of the nominee (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election).

Consistent with this director election standard, our Corporate Governance Principles require that each director nominee in an uncontested election at a meeting of stockholders receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. An “uncontested election” is one in which no director nominee at a stockholder meeting has been nominated by a stockholder in accordance with our By-laws. This election is an uncontested election.

Our Corporate Governance Principles also provide that a director nominee who fails to win election or re-election to the Board in an uncontested election is expected to tender his or her resignation from the Board. If an incumbent director fails to receive the required vote for election or re-election in an uncontested election, the Nominating/ Governance Committee will act promptly to determine whether to accept the director’s resignation and will submit its recommendation for consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating/Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Your Board recommends a vote FOR the election to the Board of each of its presented nominees.

A brief summary of each director nominee’s principal occupation, recent professional experience, the specific qualifications identified as part of the Board’s determination that each such individual should serve on the Board, and directorships at other public companies for at least the past five years, if any, is provided below.

Barbara T. Alexander, age 63, has been an independent consultant since January 2004. Prior to that, she was a Senior Advisor to UBS Warburg LLC and predecessor firms from October 1999 to January 2004, and Managing Director of the North American Construction and Furnishings Group in the Corporate Finance Department of UBS from 1992 to October 1999. Ms. Alexander serves as a director of Allied World Assurance Company Holdings, Ltd., QUALCOMM Incorporated and Choice Hotels International, Inc. Ms. Alexander previously served as a director of Burlington Resources Inc., Centex Corporation, Federal Home Loan Mortgage Corporation (Freddie Mac), and Harrah’s Entertainment Inc. Ms. Alexander was selected as one of seven Outstanding Directors in Corporate America in 2003 by Board Alert magazine and was one of five Director of the Year honorees in 2008 by the Forum for Corporate Directors. Notably, she was also one of only three directors of Freddie Mac who were asked to remain on its board after the company was placed into federal conservatorship in 2008 and served as chair of the board’s business and risk committee from December 2008 until the expiration of her term in March 2010. Ms. Alexander joined the Board in 2010. Having served as a director for several public companies, Ms. Alexander has a thorough understanding of and experience with corporate and board functions and processes. She also has extensive and extremely valuable professional experience in financial, operational and strategic planning matters relating to the homebuilding and mortgage banking industries from, among other positions, her decade-long service on the board of Centex Corporation, a public homebuilder, and her six years of service as a director of Freddie Mac.

Stephen F. Bollenbach, age 69, is our Non-Executive Chairman of the Board. He was the Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation, a hotel developer and operator, positions he held from May 2004 and February 1996, respectively. He retired from Hilton in October of 2007. Prior to joining Hilton, Mr. Bollenbach was Senior Executive Vice President and Chief Financial Officer for The Walt Disney Company from 1995 to 1996. Before Disney, Mr. Bollenbach was President and Chief Executive Officer of Host Marriott Corporation from 1993 to 1995, and served as Chief Financial Officer of Marriott Corporation from 1992 to 1993. From 1990 to 1992, Mr. Bollenbach was Chief Financial Officer of the Trump Organization. Mr. Bollenbach serves a director of Time Warner Inc. and Macy’s, Inc. He previously served as a director of American International Group Inc., Harrah’s Entertainment, Inc., Caesars Entertainment, Inc. and Catellus Development Corporation. Mr. Bollenbach joined the Board as Non-Executive Chairman in 2007. Mr. Bollenbach has several years of experience and expertise as a senior corporate executive and public company board member, including as a lead independent director, and has demonstrated exemplary leadership as Non-Executive Chairman of the Board.

Timothy W. Finchem, age 64, has been Commissioner of the PGA TOUR, a membership organization for professional golfers, since 1994. He joined the TOUR staff as Vice President of Business Affairs in 1987, and was promoted to Deputy Commissioner and Chief Operating Officer in 1989. Mr. Finchem served in the White House as Deputy Advisor to the President in the Office of Economic Affairs in 1978 and 1979, and in the early 1980’s, co-founded the National Marketing and Strategies Group in Washington, D.C. He joined the Board in 2005. Mr. Finchem has demonstrated success in broadening the popularity of professional golf among the demographic groups that make up our core homebuyers, and has experience in residential community development. He also has a substantial presence in Florida, one of our key markets.

Kenneth M. Jastrow, II, age 64, is Non-Executive Chairman, Forestar Group Inc., a real estate and natural resources company. He served as Chairman and Chief Executive Officer of Temple-Inland Inc., a manufacturing company and the former parent of Forestar Group, from 2000 to 2007. Prior to that, Mr. Jastrow served as President and Chief Operating Officer in 1998 and 1999, Group Vice President from 1995 until 1998, and as Chief Financial Officer of Temple-Inland from November 1991 until 1999. Mr. Jastrow is also a director of MGIC Investment Corporation and Genesis Energy, LLC, the general partner of Genesis Energy, LP, a publicly traded master limited partnership. He previously served as a director of Guaranty Financial Group Inc. He joined the Board in 2001. Mr. Jastrow has several years of experience and leadership in the paper, building products, forestry, real estate and mortgage lending industries, providing critical perspective in businesses that impact the homebuilding industry, and in sustainability practices. He also brings a significant knowledge of corporate governance matters from his service on a number of public company boards, and has a substantial presence in Texas, a key market for us.

Robert L. Johnson, age 65, is founder and chairman of The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies in the consumer financial services, private equity, real estate, hospitality, professional sports, film production, gaming, and automobile dealership industries. Prior to forming The RLJ Companies, Mr. Johnson was founder and chief executive officer of Black Entertainment Television (BET), which was acquired by Viacom Inc. in 2001. He continued to serve as chief executive officer of BET until 2006. In July 2007, Mr. Johnson was named by USA Today as one of the 25 most influential business leaders of the past 25 years. Mr. Johnson currently serves on the board of directors of the Lowe’s Companies, Inc., RLJ Acquisition, Inc., RLJ Lodging Trust, and Strayer Education, Inc. He previously served as a director of Hilton Hotels Corporation, US Airways Group, Inc. and General Mills, Inc. He joined the Board in 2008. Mr. Johnson has significant experience in real estate, finance, mortgage banking and brand-building enterprises and a unique and diverse background in a number of industry sectors. He also has a substantial presence in Washington D.C. and the mid-Atlantic region, which is an important market for us.

Melissa Lora, age 49, has since 2001 been the Chief Financial Officer of Taco Bell Corp., a quick service restaurant chain. Ms. Lora joined Taco Bell Corp. in 1987 and has held various positions throughout the company, most recently acting as Regional Vice President and General Manager from 1998 to 2000 for Taco Bell’s operations throughout the Northeastern United States. She joined the Board in 2004. Ms. Lora is very knowledgeable of and has substantial experience and expertise in financial matters as well as in managing real estate assets. She has made significant contributions to the work of the Audit Committee since joining the Board and has provided strong leadership as its Chair since 2008.

Michael G. McCaffery, age 58, is the Chief Executive Officer of Makena Capital Management, an investment management firm. From 2000 to 2006, Mr. McCaffery was President and CEO of the Stanford Management Company (SMC), which was established in 1991 to manage Stanford University’s financial and real estate investments. Previous to joining SMC, Mr. McCaffery was President and Chief Executive Officer of Robertson Stephens Investment Bankers from January 1993 to December 1999, and also served as Chairman from January 2000 to December 2000. He previously served as a director of Venture Lending & Leasing V Inc., Venture Lending & Leasing IV Inc., Venture Lending & Leasing III Inc., and as a Trustee of RS Investment Trust. He joined the Board in 2003. Mr. McCaffery has a broad array of business, investment and real estate experience and recognized expertise in financial matters, as well as a demonstrated commitment to good corporate governance.

Jeffrey T. Mezger, age 56, has been our President and Chief Executive Officer since November 2006. Prior to becoming President and Chief Executive Officer, Mr. Mezger served as our Executive Vice President and Chief Operating Officer, a position he assumed in 1999. From 1995 until 1999, Mr. Mezger held a number of executive posts in our southwest region, including Division President, Phoenix Division, and Senior Vice President and Regional General Manager over Arizona and Nevada. Mr. Mezger joined us in 1993 as president of the Antelope Valley Division in Southern California. He joined the Board in 2006. He is a member of the Executive Board of the USC Lusk Center for Real Estate, is a member of the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley Haas School of Business, serves on the Executive Committee of the Policy Advisory Board for the Harvard Joint Center for Housing Studies and is the Chairman of the Executive Committee for the Leading Builders of America. As our CEO, Mr. Mezger has demonstrated dedicated and effective leadership, and ownership of our business strategy and its results. He has also established himself as a leading voice in the industry through his 34 years of experience in the public homebuilding sector.

Luis G. Nogales, age 68, has been the Managing Partner of Nogales Investors, LLC, a private equity investment firm, since 2001. He was Chairman and Chief Executive Officer of Embarcadero Media, Inc. from 1992 to 1997, President of Univision Communications, Inc., from 1986 to 1988, and Chairman and Chief Executive Officer of United Press International from 1983 to 1986. He is a director or trustee of Southern California Edison Co., Edison International, Arbitron Inc., The J. Paul Getty Trust, Cedars-Sinai Medical Center and the National Association of Investment Companies. He joined the Board in 1995. He previously served as a director or trustee of Golden West Broadcasters, Levi Strauss & Co., Lucky Stores, The Bank of California, Coors Brewing Company, Kaufman & Broad S.A. (France), Stanford University, The Ford Foundation, U.S. World Cup Soccer Committee, the Mayo Clinic Trust, and the Pacific Council on International Policy. Mr. Nogales has substantial depth of experience in media and marketing enterprises and with business operations management and financial investments drawn from a diverse background and involvement in an array of industries. His long-time service on the Board has provided critical knowledge of our operations and corporate history.

ITEM 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending November 30, 2012. We are seeking stockholder ratification of this appointment. During our fiscal year ended November 30, 2011, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain other audit-related services, as further discussed below under the heading “Independent Auditor Fees and Services.” Representatives of Ernst & Young LLP are expected to attend the 2012 Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will consider whether to retain Ernst & Young LLP, but still may retain the firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment of our independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Voting Standard

The Audit Committee’s appointment of Ernst & Young LLP will be considered ratified based upon the affirmative vote of a majority of shares of our common stock present or represented, and entitled to vote thereon, at the 2012 Annual Meeting.

Your Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

ITEM 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders to approve our NEO compensation and benefits, as set forth below. Based on the vote of our stockholders at our 2011 Annual Meeting on the frequency for this advisory vote, our Board intends to include it every year as an item of business at our annual meetings of stockholders. As an advisory vote, however, the outcome is not binding on us or the Board, and it is not intended to have any use, application or effect for or on behalf of KB Home or its stockholders outside of the 2012 Annual Meeting except as permitted by the Board.

At the 2012 Annual Meeting, we are seeking a vote on the following resolution:

RESOLVED, that the stockholders of KB Home approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below under the heading “Executive Compensation.”

This advisory vote provides stockholders with an opportunity to express their views on our NEO compensation and benefit programs. It has been our longstanding practice to proactively engage in constructive dialogue with our stockholders on a variety of items in conjunction with our annual meetings of stockholders and at other times during the year. We and the Board welcome our stockholders’ views on NEO compensation and benefits, and will carefully consider the outcome of this advisory vote consistent with the best interests of all stockholders.

Consideration of the Advisory Vote at our 2011 Annual Meeting

In 2010, we hired two new NEOs – Jeff J. Kaminski, our Executive Vice President and Chief Financial Officer, and Brian J. Woram, our Executive Vice President, General Counsel and Secretary – and, with the

Compensation Committee’s approval, included them as participants under our 2001 Change in Control Severance Plan (the “CIC Plan”). At their internal seniority level, each was eligible under the terms of the CIC Plan to potentially receive an additional “gross-up” payment designed to cover excise and similar taxes that might be imposed on payments made pursuant to the CIC Plan (the “Gross-Up Payment”). During our outreach ahead of our 2011 Annual Meeting, stockholders expressed opposition to the extensions of the Gross-Up Payment benefit to the newly hired NEOs.

Considering our stockholders’ views on the matter, prior to the 2011 Annual Meeting, we and Messrs. Kaminski and Woram recommended that the Board rescind their Gross-Up Payment benefit under the CIC Plan. Following the 2011 Annual Meeting, our Board determined that while each of Messrs. Kaminski and Woram are participants under the CIC Plan, they will not be entitled to or eligible to receive the Gross-Up Payment benefit. In addition, our Board approved a policy that no officer or employee who is hired or is promoted after April 7, 2011 will receive the Gross-Up Payment benefit under the CIC Plan in connection with such hiring or promotion. Consistent with this policy, in 2011, we did not extend the Gross-Up Payment benefit to any newly hired or promoted officers or employees who would have been eligible to receive the benefit under the terms of the CIC Plan.

Alignment of Executive Compensation and Performance

As further discussed below under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. We and the Board believe that this approach aligns our executives’ and stockholders’ interests, and is demonstrated by our 2011 fiscal year achievements and the performance-based pay components of our executive compensation program outlined below.

2011 Fiscal Year Achievements

Despite the difficult housing market conditions in our 2011 fiscal year, we believe we achieved strong results in a number of key areas of our business.

•   Increased Sales and Selling Prices. We generated higher year-over-year net orders for the first time in two years, with a 39% year-over-year increase in the second half of 2011, and our overall average selling price in 2011 increased by 5% compared to the prior year.

•   Improved Deliveries and Revenues. We produced consecutive increases in deliveries and revenues in each of the second, third and fourth quarters of 2011, with a 4% year-over-year increase in deliveries and a 6% year-over-year increase in revenues in the fourth quarter.

•   Reduced Expenses and Debt. Our selling, general and administrative expense ratio improved sequentially in each of the second, third and fourth quarters of 2011. In total, in 2011, we reduced expenses by $41.6 million, and lowered our outstanding debt by nearly $200 million.

Performance-Based Pay Components

•   Pay Moderation. Aligning with our financial results during the ongoing housing downturn, we have frozen base salaries and reduced overall compensation paid to our NEOs, while balancing retention goals. Reflecting this performance-based focus, while our NEOs have met challenging annual incentive targets, the Compensation Committee has exercised its downward discretion in each of the last four years to reduce annual incentive payouts below what our NEOs were eligible to receive. Our CEO’s 2011 annual incentive payout was 61% lower than the amount he was eligible to receive and nearly 30% lower than his 2010 payout. We have also lowered the grant-date fair value of NEO long-term incentives. For our CEO, the grant-date fair value of his 2011 fiscal year long-term incentives was 18% lower and 35% lower than that of his 2010 and 2009 fiscal year long-term incentives, respectively. Base salaries for our NEOs and other senior executives (excluding new hires) have been frozen for at least three years, and our CEO’s base salary has remained at the level set by the Board when he was promoted to the position in 2006.

•   Positioned for Profitability. With our improved revenues and cost discipline, we moved toward profitability during 2011, achieving fourth quarter net income of $13.9 million and cumulative second-half net income of $4.3 million.

•   Built a Larger Backlog and Growth Platform for 2012. On a year-over-year basis, in 2011, we increased the number of homes in our backlog by 61% and our backlog value increased by 74%. We also opened 123 new home communities, creating a larger operational footprint for future revenue generation.

•   Maintained High Customer Satisfaction. In 2010, we garnered record customer satisfaction levels based on a survey conducted for us by an outside research organization. Based on survey results for 2011, customer satisfaction remained at our 2010 record levels.

•   Earned Industry Recognition. Named #1 Homebuilder on FORTUNE’s 2011 list of the “World’s Most Admired Companies,” with #1 rankings among homebuilders in the subcategories of innovation, people management, social responsibility and global competitiveness. Named the EPA WaterSense® Builder Partner of the Year. Earned the EPA’s highest ENERGY STAR® award - the 2011 Sustained Excellence Award. Received the U.S. Green Building Council’s Outstanding Multi-Family Project of the Year award.

•   CEO Performance Options. As with his 2011 fiscal year long-term incentives, a majority of our CEO’s 2012 fiscal year long-term equity incentives consisted of performance options that vest over a three-year period if certain objective operating margin and/or customer satisfaction performance metrics are achieved, or they are forfeited. These grants underscore the Board’s commitment to make the vesting of a majority of equity compensation grants to our CEO contingent on the achievement of long-term objective performance metrics.

•   Stock Option Grants. Our other equity-based 2012 fiscal year long-term incentives consisted solely of stock option grants. We view stock options as inherently performance-based and stockholder-aligned incentives because their value to recipients depends on the price of our common stock rising.

•   Performance Cash. In lieu of time-vesting restricted stock or restricted cash incentives, we granted performance cash to our NEOs and other senior executives as a 2012 fiscal year long-term incentive. The ultimate value of this performance cash depends on our annual operating income results against performance goals set by the Compensation Committee for each year of a three-year period. Performance cash payouts at the end of the performance period will be reduced, possibly to zero, if target performance is not met.

Notable Compensation Program Features

Over the last few years, we have put in place a number of stockholder-focused compensation policies, programs and practices, including the following:

•

Limited Perquisites. Consistent with our efforts to reduce overhead and other expenses, we have cut substantially all perquisites for our senior executive management. Perquisites are limited to relocation assistance to recruit certain new hires, the provision of market-competitive supplemental medical and deferred compensation programs and certain death-related benefits, and, for very few current senior executives, participation in a retirement plan that was closed in 2004. In 2007, we ceased providing personal automobile allowances, as well as reimbursements for automobile fuel cards and insurance, as well as for tax preparation and financial/estate planning services.

•

No New Tax “Gross-Up” Benefits. As discussed above, our Board approved a policy that no officer or employee who is hired or is promoted after April 7, 2011 will receive the Gross-Up Payment benefit under the CIC Plan in connection with such hiring or promotion. Consistent with this policy, in 2011, we did not extend the Gross-Up Payment benefit to any newly hired or promoted officers or employees who would have been eligible to receive the benefit under the terms of the CIC Plan.

•	Stock Ownership Requirement. Our senior executive management must comply with strict stock ownership requirements throughout the period of their employment with us.

•

Prohibition on Hedging/Pledging of KB Home Securities. Our senior executives are prohibited from engaging in short sales of our securities and from buying or selling puts or calls on, or any other financial instruments that are designed to hedge or offset decreases or increases in the value of, our securities (including without limitation derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds).

•

Compensation Clawbacks. Under his Employment Agreement, our CEO is required to repay certain compensation he receives if we are required to restate our financial results due to his misconduct, consistent with Section 304 of the Sarbanes-Oxley Act of 2002. In addition, we will recoup executive officer compensation, or a portion thereof, to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and any rules, regulations and listing standards issued under that act.

•

Severance Pay Limits. Under our Policy Regarding Stockholder Approval of Certain Severance Payments, which was adopted in 2008, we will obtain stockholder approval before paying severance benefits to an executive officer above 2.99 times the sum of the executive officer’s then-current base salary and target bonus under any severance arrangement made or materially changed after this policy was adopted.

•

Equity-Based Award Grant Policy. Since 2007, all grants of equity-based compensation are subject to our equity-based award grant policy, which sets stringent requirements as to the timing and manner in which equity-based awards are made, as well as certain internal controls over the grants of such awards.

Voting Standard

Although the outcome of the vote on this item of business is not binding on us or the Board, the advisory resolution will be considered approved based upon the affirmative vote of a majority of shares of our common stock present or represented, and entitled to vote thereon, at the 2012 Annual Meeting.

Your Board recommends an advisory vote FOR the resolution above to approve named executive officer compensation.

Ownership of KB Home Securities

Ownership of Directors and Management

The following table shows, as of February 14, 2012, the beneficial ownership of our common stock by each director and each of our NEOs, and by all directors and executive officers as a group. Except as stated in footnotes (d) and (e) to the table, beneficial ownership is direct and each director and executive officer has sole voting and investment power over his or her shares.

Non-Employee Directors	Amount and Nature of Beneficial Ownership(a - e)	Percent of Class
Ms. Alexander	26,000	*
Mr. Bollenbach	—	*
Mr. Finchem	—	*
Mr. Jastrow	—	*
Mr. Johnson	—	*
Ms. Lora	2,043	*
Mr. McCaffery	—	*
Mr. Moonves	—	*
Mr. Nogales	7,400	*
Named Executive Officers
Jeffrey T. Mezger	3,926,089	4.29%
Jeff J. Kaminski	61,001	*
Brian J. Woram	90,278	*
Albert Z. Praw	34,633	*
William R. Hollinger	478,577	*
All directors and executive officers as a group (16 people)	4,712,956	5.12%

(a)	In addition to the common stock ownership shown in the above table, our non-employee directors hold Director Plan stock units, which have a value equivalent to the value of a share of our common stock, as discussed above under the heading “Director Compensation.” Their respective holdings are as follows:

Name	Stock Units(#)
Ms. Alexander	8,761
Mr. Bollenbach	21,326
Mr. Finchem	54,717
Mr. Jastrow	65,178
Mr. Johnson	18,183
Ms. Lora	65,271
Mr. McCaffery	42,940
Mr. Moonves	61,614
Mr. Nogales	77,772

(b)	Included are the following shares of common stock that can be acquired within 60 days of February 14, 2012 through the exercise of stock options: Mr. Mezger 3,549,696; Mr. Kaminski 54,340; Mr. Woram 63,510; Mr. Praw 6,000; and Mr. Hollinger 383,600; and all current executive officers as a group 4,131,794.

(c)	Included are shares of restricted common stock in the following amounts: Mr. Mezger 0; Mr. Kaminski 6,661; Mr. Woram 11,768; Mr. Praw 0; and Mr. Hollinger 10,525; and all current executive officers as a group 36,241.

(d)	Ms. Alexander holds 26,000 shares of our common stock in a trust in which she and her spouse are trustees and sole beneficiaries and over which they jointly exercise voting and investment power.

(e)	Ms. Lora holds 2,043 shares of our common stock in a trust in which she and her spouse are trustees and sole beneficiaries and over which they jointly exercise voting and investment power.

*	Indicates less than one percent ownership.

Beneficial Owners of More Than Five Percent of Our Common Stock.

The following table shows each stockholder known to us as of February 14, 2012 to beneficially own more than five percent of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC and Edward C. Johnson 3d(a)	11,569,901	15.00%(b)
82 Devonshire Street, Boston, Massachusetts 02109
KB Home Grantor Stock Ownership Trust(c)	10,860,551	12.35%
Wells Fargo Institutional Retirement and Trust Executive Benefits
One West Fourth Street, Winston-Salem, North Carolina 27101
BlackRock, Inc., et al.(d)	7,189,742	9.32%(b)
40 East 52nd Street, New York, NY 10022

(a)	The stock holding information is based solely on an amendment to Schedule 13G dated February 14, 2012 that FMR LLC, a parent holding company, filed with the SEC to report the beneficial ownership of FMR LLC and Mr. Edward C. Johnson 3d, FMR LLC’s chairman, at December 31, 2011. The shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”), an investment advisor to various investment companies and a wholly-owned subsidiary of FMR LLC. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the various investment companies, has sole power to dispose of the 11,569,901 shares owned by such investment companies. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares, which power resides with such investment companies’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by those Boards of Trustees.

(b)	These percent of class figures are from the respective amended Schedule 13G filings by FMR LLC and Edward C. Johnson 3d, and BlackRock, Inc.

(c)	The GSOT holds all of the shares of our common stock shown above pursuant to a trust agreement, with Wells Fargo Bank, N.A. as trustee. Both the GSOT and the trustee disclaim beneficial ownership of the shares reported. Under the trust agreement, our employees who hold unexercised common stock options under our employee equity compensation plans will determine how the GSOT shares are voted. The number of GSOT shares as to which any one employee can direct the vote depends on how many eligible employees submit voting instructions to the trustee. Employees who are also directors cannot vote GSOT shares; therefore, Mr. Mezger cannot direct the vote of any GSOT shares. If all eligible employees submit voting instructions, our other NEOs can direct the vote of the following amounts of GSOT shares: Mr. Kaminski 704,658; Mr. Woram 759,735; Mr. Praw 381,667; and Mr. Hollinger 1,238,745; and all current executive officers as a group (excluding Mr. Mezger) 3,682,926.

(d)	The stock holding information is based solely on an amendment to Schedule 13G dated February 9, 2012 that BlackRock, Inc., a parent holding company, filed with the SEC to report its beneficial ownership as of December 30, 2011. Of the amount reported as beneficially owned, BlackRock, Inc. subsidiaries, collectively, had sole voting power as to 7,189,742 shares of our common stock and had sole dispositive power as to 7,189,742 shares, and one such subsidiary, BlackRock Fund Advisors, beneficially owned more than 5% of our outstanding common stock.

Stock Ownership Requirements

We have established stock ownership requirements for our non-employee directors and senior executives to better align their interests with those of our stockholders. Our Corporate Governance Principles require each of our non-employee directors to own at least $250,000 in value of our common stock or common stock equivalents within five years of joining the Board. Each of our current non-employee directors is in compliance with this requirement. Our executive stock ownership policy requires our executives at various seniority levels to own from 6,000 to 150,000 shares, depending on position, within five years of joining us. The policy is discussed below under the heading “Equity Stock Ownership Policy.” Each of our NEOs is in compliance with the policy.

Executive Compensation

Management Development and Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the following “Compensation Discussion and Analysis” with KB Home management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Management Development and Compensation Committee

Michael G. McCaffery, Chair	Stephen F. Bollenbach
Timothy W. Finchem	Luis G. Nogales

Compensation Discussion and Analysis

Our executive compensation and benefit programs are focused on attracting, retaining and motivating a talented management team to execute our KBnxt operational business model. We believe the core Built-to-OrderTM principles of our KBnxt operational business model provide us with a distinct competitive advantage over other homebuilders. We therefore design, with the Compensation Committee’s oversight, the compensation and benefits for our NEOs and other senior executive management to reward individual contributions to the achievement of our KBnxt strategic goals, while taking into account our recent and expected financial performance, and broader industry and economic conditions. We believe this approach promotes a clear alignment of executive and stockholder interests.

Compensation in Context: Fiscal Year 2011

With the continuation of the housing downturn that began in mid-2006, volatility in financial and credit markets and weak general economic conditions, we confronted an extremely challenging operating environment during our 2011 fiscal year. Housing demand was tempered by a combination of low consumer confidence, sluggish job growth, tight residential consumer mortgage lending standards and reduced credit availability for mortgage loans, and annual U.S. new home sales in 2011 were the lowest on record. At the same time, there remained an oversupply of homes available for sale in many markets and intense competition for home sales, driven largely by a sizeable inventory of lender-owned homes that were acquired through foreclosures and short sales, putting downward pressure on home selling prices. In addition to the negative impact of these market dynamics, our 2011 fiscal year results, book value and stockholder return were adversely affected by the significant costs and charges we incurred in resolving matters surrounding the reorganization of South Edge, LLC, a Nevada-based joint venture that was formed in 2004. We consider the completion of South Edge’s reorganization in less than a year, however, to be a successful outcome that eliminated a large degree of investor uncertainty regarding the project and its potential effect on our business and liquidity.

Through the downturn, we have executed on the following three primary integrated goals using the principles of our KBnxt operational business model: achieve and maintain profitability at the scale of prevailing market conditions; generate cash and maintain a strong balance sheet; and position our business to capitalize on future growth opportunities. Under this strategic framework, we undertook, and continue to implement and refine, a fundamental transformation of our products, community positioning and operational platform in order to provide a foundation for long-term business success. As part of this transformation, we have lowered expenses and aligned and streamlined our overhead to market activity levels; compressed our new home construction cycle times and improved other operational efficiencies; consolidated operations in or exited from underperforming areas to shift resources to healthier housing markets; updated and reengineered our home designs to meet our customers’ affordability and sustainability demands; and made opportunistic investments in land and land development in preferred locations within key strategic markets – many of which are in California and Texas – that can support higher price points, sales, revenues and, ultimately, profitability.

In our 2011 fiscal year, although we posted a net loss primarily due to the difficult market conditions and the negative financial impact resulting from the resolution of South Edge-related matters, we achieved financial and operational results that we believe demonstrate that the strategic actions we have taken over the past few years are working. We generated net income of $13.9 million in the 2011 fourth quarter, and cumulative net income of $4.3 million in the second half of 2011. We also increased our total net orders on a year-over-year basis for the first time in two years, with net orders in the second half of 2011 increasing by 39%. In addition, we produced sequential improvement in our deliveries, revenues and selling, general and administrative expense ratio in each of the second, third and fourth quarters of 2011. The increase in net orders was in part due to our leveraging the inventory investments we made in 2009 and 2010 to open 123 new home communities in 2011. With these new home community openings and our overall sales pace in the second half of 2011, we ended the year with the number of homes in our backlog up by 61% and backlog value up by 74% compared to the prior year-end, giving us strong momentum as we enter 2012. The Annual Report provides further details on our 2011 fiscal year performance.

Of our strategic goals, our top priority in 2011 was to achieve and maintain the profitability of our homebuilding operations through higher revenues and continued cost discipline, and we believe we made significant progress toward this goal. It will remain as our top priority for 2012, and we think we are well-positioned, operationally and financially, to advance further in reaching sustained profitability and to capitalize on future growth opportunities in housing markets as they arise.

Key Executive Compensation Objectives in 2011

Presented below is a summary of how we addressed our key executive compensation objectives in 2011.

• Promote/reward achievement of primary strategic goal

To support our profitability goal, annual incentives in 2011 were aligned with meaningful targets for pretax earnings, homes delivered and new home community count levels. In addition, although significant achievements were made in 2011 by our senior executive management team, base salaries, annual incentive values, and long-term incentive grant-date values were effectively at or, in many cases, below those of prior years.

• Grow senior management talent

Hired an Executive Vice President, Real Estate and Business Development with over 20 years of homebuilding experience, and over 15 years of prior service with us as an employee and a consultant, to spearhead our asset management activities. We also hired a Senior Vice President, Marketing and Communications with over 17 years of experience with Fortune 500 companies. In addition, we expanded certain front-line executives’ operational and direct CEO reporting responsibilities to further promote their managerial development.

• Enhance retention of key executives

To foster retention while maintaining an appropriate relationship between executive compensation and performance, in 2011 we granted to our NEOs and other senior executives stock options and performance cash as 2012 fiscal year long-term incentives. The stock options give executives an opportunity/incentive to benefit along with stockholders from future common stock price appreciation. The performance cash is meant to encourage both retention and stockholder return by providing a potential cash payout after a three-year period based on generating increases in annual operating income.

• Maintain strong alignment of our executives’ and stockholders’ interests through equity-based grants and a pay for performance approach

We view equity compensation, particularly in the form of stock options, as providing a direct alignment of interests between our stockholders and executives. Therefore, we believe it is critical to continue to grant equity-based long-term incentives to our NEOs and other senior executives that are designed to deliver to the executives a measure of the value they are able to contribute to stockholder return. Further, a majority of our CEO’s equity compensation grants are contingent on the achievement of long-term objective performance metrics. In addition, in place of time-vesting restricted stock or restricted cash, we granted to our NEOs and other senior executives as a 2012 fiscal year long-term incentive the above-described performance cash.

NEO Compensation for the 2011 Fiscal Year

Overview. Through the housing downturn, we have sought to balance the need to provide compensation and benefits that help us to attract, motivate and retain a talented management team against the need to contain costs given the negative impact the downturn has had on our business. To illustrate the efforts we have made in containing compensation expense, the tables below provide data on the compensation provided to our CEO in the last three years. The tables on this page are intended solely to provide supplemental information to the information disclosed in the NEO compensation tables provided further below. We believe that this supplemental information is helpful in analyzing our executive compensation program.

CEO Annual and Long-Term Compensation 2009 - 2011 ($000s)
Compensation Component	2009	2010	2011	Cumulative Change
Salary	$1,000	$1,000	$1,000	$0
Annual Incentives	2,750	2,750	1,950	-800
Total Cash Compensation	$3,750	$3,750	$2,950	$ -800
Percentage Change	—	0%	-21%	-21%
Long-Term Incentives(a)	$3,500	$2,796	$2,279	$ -1,221
Percentage Change	—	-20%	-18%	-35%
Total Compensation	$7,250	$6,546	$5,229	$ -2,021
Percentage Change	—	-10%	-20%	-28%

(a)	Represents the aggregate grant-date fair value of long-term incentives consisting of common stock options granted in 2009-2011, a restricted cash award granted in 2010, and the target value of a performance cash award granted in 2011.

The values of the long-term incentives shown in the above table reflect their respective fair value as calculated and reported at the time granted. However, as illustrated in the table below, the realizable value at November 30, 2011 of a substantial portion of the long-term incentives granted to Mr. Mezger, and to our other senior executives, in prior years is significantly below the corresponding grant-date fair value. We believe the sharp drop in realizable value mirrors the severity of the housing downturn and demonstrates how our executive compensation program has been highly sensitive to and aligned with stockholder returns.

CEO Long-Term Incentives 2007 - 2011 ($000s, except Grant Price)
Grant Date	Grant Price	Grant Date Fair Value(a)	Value at November 30, 2011(b)
			Amount($)	% of Grant Date Fair Value
July 2007	$36.19	$ 9,820	$ 356	4%
October 2007	28.10	4,532	—	0
October 2008	19.90	3,500	—	0
October 2009	15.44	3,500	—	0
October 2010	11.06	2,796	500	18
October 2011	6.32	2,279	1,221	54
	Total	$26,427	$2,077	8%

(a)	Valuation assumes outstanding performance options and performance cash grants vest at target levels. The July 2007 incentives consisted of (i) a grant of common stock options representing a delayed long-term incentive award for our 2006 fiscal year, and (ii) separate grants of 54,000 performance shares (of which 48,492 vested in 2010), and of common stock options related to Mr. Mezger’s promotion to the CEO position. The October 2008 amount includes a grant of cash-settled phantom shares that vested in October 2011 (with an aggregate gross realized value of approximately 30% of the phantom shares’ aggregate grant-date fair value), and therefore have no outstanding value at November 30, 2011.

(b)	The price of our common stock on November 30, 2011 was $7.35. The amount shown for the July 2007 incentives represents the value of the 48,492 vested performance shares. The amount shown for the October 2010 incentives represents the value of the restricted cash award granted in that period. The amount shown for the October 2011 incentives represents the value of common stock options, target value of performance options, and the target value of the performance cash award granted in that period.

The elements of our compensation program for our NEOs are further described below.

Base Salaries. Other than for new hires, the Compensation Committee annually reviews and approves the base salaries of our CEO and our other NEOs. Base salaries for new hires are usually determined as part of the hiring process. The Compensation Committee approves NEO base salaries based on several factors, including an NEO’s experience, specific responsibilities, individual performance and expected future contributions; our current and expected financial and operational results; equity of salary relative to our executives who are at the same internal seniority level; market rates to ensure competitiveness; and our general budgetary guidelines for base salaries as set by the Compensation Committee. In subjectively weighing these factors, the Compensation Committee maintained Mr. Mezger’s base salary at the level set by the Board when he was promoted to CEO in November 2006; maintained Messrs. Kaminski’s and Woram’s base salaries at the respective levels set when each of them joined us in 2010; maintained Mr. Hollinger’s base salary at the level set for him in 2008; and approved the starting base salary for Mr. Praw at the time he joined us as a full-time employee in September 2011. For the first nine months of our 2011 fiscal year, Mr. Praw served as an outside consultant and received a total of $683,333 during that time under his consulting arrangement with us.

Reflecting our philosophy of aligning pay with operational and financial performance and stockholder return, base salaries make up a relatively small portion of NEO compensation. The majority of NEO compensation, particularly the compensation for our CEO, consists of performance-based annual and long-term incentives.

2011 Annual Incentives. As shown in the table below, each of our NEOs was eligible for an annual incentive if at least one of three independent objective performance goals was achieved in 2011, subject to the Compensation Committee’s discretion to reduce the actual payout of any annual incentive based on its subjective evaluation of our overall performance and each NEO’s individual performance.

NEO	Threshold	Target	Maximum
Mr. Mezger	$687,500	$2,750,000	$5,000,000
Mr. Kaminski	137,500	550,000	1,100,000
Mr. Woram	131,250	525,000	1,050,000
Mr. Praw	31,250	125,000	250,000
Mr. Hollinger	73,750	295,000	590,000

The three independent objective performance goals were the following: (a) fiscal year pretax loss not exceeding $125 million, excluding inventory impairments and other non-recurring extraordinary items; or (b) fiscal year homes delivered equal to or greater than 6,500; or (c) maintain an average of 100 new home communities open for sales during the fiscal year, with the applicable metric based on communities with five or more homes delivered in a quarterly reporting period. If any of the performance goals were achieved, each NEO was eligible to receive his respective maximum annual incentive payout, subject to the Compensation Committee exercising its discretion to reduce the actual payout using the respective threshold and target payout levels as an informal framework to guide its decision-making. The performance goals were designed to align with our primary strategic goal for 2011 – to achieve and maintain the profitability of our homebuilding operations, largely by increasing the number of our new home communities open for sales to generate growth in homes delivered and revenues and quicker returns on our significant inventory investments over the past two years. They also reflected our cautious outlook for the year based on our expectations of an uneven and largely weak housing market and general economic environment, and an anticipated negative impact on first-half net order and delivery comparisons to our 2010 results due to the reduced demand for housing that followed the expiration in April 2010 of a federal homebuyer tax credit. Therefore, the Compensation Committee determined that each performance goal was substantially uncertain to be met and would, to the extent achieved, represent a strong performance result for the year.

For the 2011 NEO annual incentives, Mr. Mezger’s target payout level was the amount he received as an annual incentive in 2010. For Messrs. Kaminski, Woram and Praw, their respective target payout levels were equal to 100% of their annual salaries, with Mr. Praw’s payout level pro-rated for the period of our 2011 fiscal year in which he served as an officer. Mr. Hollinger’s target payout level was set at 80% of his annual salary, consistent with his management level. Each respective maximum payout level was set at or near 200% of the relevant target level; and each respective threshold payout level was set at 25% of the relevant target level. In approving the annual incentive payout levels, the Compensation Committee determined that they were appropriate to motivate and retain the eligible NEOs given the difficult homebuilding business environment, and that the relatively higher levels for our CEO appropriately reflected Mr. Mezger’s unique and critical role in setting and driving the implementation of our KBnxt operational business model and our primary strategic goals, and his overall responsibility for our performance.

The Compensation Committee determined that we achieved the pretax loss performance goal, as our 2011 fiscal year pretax loss, excluding inventory impairments and other non-recurring extraordinary items, was $90.6 million. Accordingly, each NEO was eligible for an annual incentive payout at the NEO’s respective maximum payout level as set forth in the table above.

In evaluating and approving our NEOs’ actual annual incentive payouts, the Compensation Committee, on a subjective basis and without applying any specific weighting or formula, took into account a broad range of factors, including our financial and operational performance (see the box nearby), and each NEO’s individual performance. In particular, the Compensation Committee considered the significant increases in our year-over-year backlog levels and our higher year-over-year net orders given the prevailing housing market conditions; the sequential improvement in our deliveries, revenues and selling, general and administrative expense ratio in each of the second, third and fourth quarters of our 2011 fiscal year; and the positioning of our business through new home community openings, and organizational restructuring and land acquisition and development activities to provide a larger operational foundation to generate future growth.

Compensation Committee

Performance Review

At many of its regular meetings, the Compensation Committee reviews with our management key financial and operational data and metrics that provide a relatively holistic view of our performance and are considered in determining performance-based compensation. These data and metrics can include, among other things, performance comparisons to our prior year results and current business plan targets, and performance relative to our peer group.

For Mr. Mezger, the Compensation Committee and the Board determined, based in part on a CEO self-evaluation requested by the Compensation Committee, that he provided essential leadership that was critical to our achieving our 2011 fiscal year results; that he has effectively implemented long-term strategic initiatives to adapt our operations to current market realities and to position our business for future earnings growth; that he has established a capable and experienced senior executive management team; and that he has enhanced the KB Home brand and our differentiation from other large production homebuilders by driving our ongoing commitment to be a leading national company in environmental sustainability.

For Mr. Kaminski, the Compensation Committee determined that he made important contributions to our operational strategic planning process and in positioning us to achieve our profitability goals; that he improved the execution of our investor relations activities; and that he has effectively managed our liquidity and balance sheet to support our business objectives. For Mr. Woram, the Compensation Committee considered that he provided strong oversight to our legal team; that he substantially reduced our legal expense year-over-year; and that he was instrumental in our realizing legal and insurance recoveries and in our resolving a number of significant litigation matters. For Mr. Praw, the Compensation Committee considered that he played a lead role in the effort to resolve South Edge-related matters; and that he was a key contributor to our land investment and asset management strategies. For Mr. Hollinger, the Compensation Committee considered that he provided critical leadership and oversight of our accounting and financial reporting processes; and that he was central to our efforts to reduce overhead and improve the profitability of our business.

Balancing these achievements of our NEOs against our overall 2011 fiscal year financial performance, including the extraordinary impact from resolving the South Edge-related matters, and weak housing market conditions, the Compensation Committee used its discretion to reduce the annual incentive payouts to our NEOs to the following amounts: Mr. Mezger $1,950,000; Mr. Kaminski $400,000; Mr. Woram $375,000; Mr. Praw $100,000; and Mr. Hollinger $300,000.

2012 Fiscal Year Long-Term Incentives.   We provide long-term incentives to our NEOs and other senior executives that consist typically of a mix of equity-based and other awards that vest over at least a three-year period and are settled in cash or shares of common stock. These long-term incentives are designed to promote retention and alignment of pay with our performance and stockholders’ interests. Grants of long-term incentives reflect recognition of a recipient’s individual performance and expected future contributions balanced with considerations of maintaining equity of compensation among executives and employees at the same internal seniority level. Historically, the mix of long-term incentives has included grants of time-vesting common stock options, performance options and shares, time-vesting restricted stock, cash-settled equity-based awards and time-vesting restricted cash awards.

In October 2011, the Compensation Committee approved 2012 fiscal year long-term incentive awards for our NEOs and other senior executives, which consisted of performance options, common stock options and, for the first time, performance cash awards. The grants approved for our NEOs are shown in the table immediately below, with performance cash amounts representing target values, and further below under the heading “Grants of Plan-Based Awards During Fiscal Year 2011.”

NEO	Performance Options(#)	Common Stock Options(#)	Performance Cash($)
Mr. Mezger	365,000	335,000	$500,000
Mr. Kaminski	—	125,000	250,000
Mr. Woram	—	120,000	250,000
Mr. Praw	—	150,000	250,000
Mr. Hollinger	—	60,000	150,000

2012 CEO Performance Options. Consistent with the policy it adopted in January 2010 to make the vesting of a majority of future grants of equity compensation to our CEO contingent on the achievement of one or more long-term objective performance metrics, the Compensation Committee granted, and the Board approved, 365,000 performance options to our CEO as part of his 2012 fiscal year long-term incentives. Like a similar grant of performance options to our CEO as part of his 2011 fiscal year long-term incentives (as discussed below under the heading “2011 CEO Performance Options”), these performance options constitute the majority of our CEO’s equity-based 2012 fiscal year long-term incentives. The timing and extent to which the 2012 fiscal year performance options vest, if at all, depends on our achieving (as determined by the Compensation Committee) any of the following as of the end of our fiscal year in any of 2012, 2013 or 2014: (a) positive cumulative operating margin results measured from December 1, 2011 to the end of any one of these fiscal years (excluding the impact of inventory and joint venture impairments and land option contract abandonments); or (b) cumulative operating margin results over the same periods that are better than the 50th percentile of a comparator group of homebuilding industry companies within the global industry classification standard homebuilding sub-industry index; or (c) an overall mean average customer satisfaction rating in a third party survey that is at least at the 90% level; provided that if no such survey is available, this performance metric may be measured by other objective customer satisfaction-related data, as determined by the Compensation Committee in its sole discretion. If any performance metric is determined by the Compensation Committee to have been achieved as of the end of our 2012, 2013 or 2014 fiscal years, the performance options will vest on a one-third ratable basis relative to the particular fiscal year in which such achievement is determined to have occurred, subject to our CEO’s continued employment with us. If none of the performance metrics is determined by the Compensation Committee to have been achieved by the end of our 2014 fiscal year, a portion of the performance options may vest if the Compensation Committee determines that the cumulative operating margin or the customer satisfaction performance metric described above has been achieved at a threshold level of 60% of the applicable performance metric goal. Therefore, depending on how close the achievement was relative to the goal (provided it is above the 60% threshold level), up to one half of the performance options will vest based on the cumulative operating margin performance metric, and up to one half of the performance options will vest based on the customer satisfaction metric per the following table (with performance between 60% and 100% of an applicable performance goal interpolated linearly):

Performance Metric Achievement Actual % of Performance Goal Achieved	Range of Performance Option Vesting % of Eligible Award
60% - 70%	25% - 44%
70% - 80%	44% - 63%
80% - 90%	63% - 81%
90% - 100%	81% - 100%

If the Compensation Committee determines that none of the performance metrics have been achieved at a 60% threshold level, none of the performance options will vest.

2011 CEO Performance Options. The vesting of the performance options granted to our CEO as part of his 2011 fiscal year long-term incentives depended on our achieving any one of three objective performance metrics relating to our operating margin results and customer satisfaction. The Compensation Committee has not determined that those performance metrics were achieved as of the end of our 2011 fiscal year.

Common Stock Options. In approving grants of common stock options (other than the CEO performance options) as part of the 2012 fiscal year long-term incentives, a key consideration of the Compensation Committee at the time was the sharp reduction in the realizable value of our past long-term incentives compared to their grant-date fair value. The exercise price of most of our outstanding employee common stock options is higher, and in some cases substantially higher, than the current market price of our common stock, which undermines both the motivational and retention value of these incentives. To address this concern, and based on subjective evaluations of each NEO’s current performance (with the key aspects as described above under the heading “2011 Annual Incentives”) and expected future contributions and role, the Compensation Committee approved grants of time-vesting common stock options to each of our NEOs, including our CEO, as well as to other senior executives. In granting these common stock options, the Compensation Committee also considered that time-vesting common stock options, the value of which to recipients depends on the price of our common stock rising, are inherently performance-based and stockholder-aligned incentives. To help contain compensation expense, the grant-date fair value of the common stock options granted to each NEO and to other senior executives was lower than the prior year’s grants (except for Mr. Praw, who became a full-time employee in 2011).

Performance Cash Awards. Instead of time-vesting restricted stock or restricted cash awards as in prior years, for the 2012 fiscal year long-term incentives, the Compensation Committee approved performance cash awards to our NEOs and to other senior executives to further reinforce the pay for performance purpose of our long-term incentives and to enhance retention through a potential cash payout. Each performance cash award, once vested, will deliver a cash payout based on our operating income results relative to performance goals set by the Compensation Committee for each year of the three-year period ending on November 30, 2014. For these awards, operating income is our annual housing revenues, less construction and land costs and sales, general and administrative expenses, each calculated in accordance with generally accepted accounting principles, excluding the impact of inventory impairments and land option contract abandonments, and certain non-recurring items as determined by the Compensation Committee in its sole discretion. The Compensation Committee considered operating income to be the appropriate performance measure because it provides emphasis to revenue generation, margin expansion and cost control, all of which underpin profitability. Upon vesting at the end of the three-year performance period, between 0% and 200% of each granted award amount will be payable based on the average of each of the applicable three years’ annual payout levels, which are determined by the annual operating income achieved in a given year relative to the year’s applicable target performance level. If operating income is below the designated threshold performance goal in any year, the applicable payout level for that year will be 0%. For our 2012 fiscal year, the Compensation Committee set the threshold operating income goal at a $25 million improvement from 2011 and the target goal at a $50 million improvement from 2011.

Benefits and Perquisites.   The majority of our health and welfare benefits are made available to all full-time employees, including our NEOs. During 2011, as in years past, our NEOs also received reimbursement for qualified out-of-pocket medical, dental and vision expenses that exceed amounts payable under our standard medical, dental and vision plans. In addition, in 2011, certain of our NEOs, and other employees, participated in our Deferred Compensation Plan, as described below under the heading “Retirement Programs.” These benefits are offered to attract key executive talent and to promote retention. We provided relocation benefits to Messrs. Kaminski and Woram in connection with recruiting them in 2010, as described below under the heading “Summary Compensation Table.” Other than those described in the foregoing sentences and the additional items described below under the headings “Death Benefits” and “Retirement Programs,” we do not provide any additional benefits or perquisites to our NEOs or other senior executive management. In 2007, we ceased providing personal automobile allowances, as well as reimbursements for automobile fuel cards and insurance and for tax preparation and financial/estate planning services.

Indemnification Agreements. We have entered into agreements with each of our NEOs and certain other senior executives that provide them with indemnification and advancement of expenses to supplement what is provided under our Certificate of Incorporation and insurance policies, subject to certain requirements and limitations.

Consideration of the Results of the 2011 Annual Meeting Advisory Vote. As discussed above under the heading “Item 3: Advisory Vote to Approve Named Executive Officer Compensation,” after taking into consideration stockholder feedback and the results of the advisory vote on named executive officer compensation at our 2011 Annual Meeting, our Board approved a policy that no officer or employee who is hired or is promoted after April 7, 2011 will receive the Gross-Up Payment benefit under the CIC Plan in connection with such hiring or promotion. Consistent with this policy, in 2011, we did not extend the Gross-Up Payment benefit to any newly hired or promoted officers or employees who would have been eligible to receive the benefit under the terms of the CIC Plan. In addition, the Board determined that while each of Messrs. Kaminski and Woram are participants under the CIC Plan, they are not entitled to or eligible to receive the Gross-Up Payment benefit.

Severance, Change in Control and Post-Termination Arrangements

Severance Arrangements. Mr. Mezger’s Employment Agreement provides him with certain severance benefits, and all of our current NEOs participate in our Executive Severance Plan, which provides certain severance benefits for non-change in control situations ranging from one to two times salary and bonus depending on a participant’s internal seniority level. These severance arrangements are discussed further below under the heading “Potential Payments upon Termination of Employment or Change in Control.” Under our Policy Regarding Stockholder Approval of Certain Severance Payments, we will obtain stockholder approval before paying severance benefits to an executive officer under a future severance arrangement in excess of 2.99 times the sum of the executive officer’s then-current base salary and target bonus. Future severance arrangements do not include severance arrangements existing at the time we adopted the policy in July 2008 or any severance arrangement we assume or acquire unless, in each case, the severance arrangement is changed in a manner that materially increases its severance benefits.

Change in Control Arrangements. Since 2001, we have maintained the CIC Plan that, upon a change in control, provides participants with certain severance-related payments, accelerated vesting of equity awards and full vesting in any benefits under our Death Benefit Only Plan (if a participant also participates in that plan). The CIC Plan is intended to enable and encourage our management to focus its attention on obtaining the best possible result for our stockholders in a change in control; to promote management continuity; and to provide income protection in the event of involuntary loss of employment. In addition, if we experience a change in control, the vesting is accelerated for any unvested benefits under our Deferred Compensation Plan and our Retirement Plan, each of which is discussed below, and under certain of our employee benefit plans, including our equity compensation plans. The payments to which each of our NEOs may be entitled upon a change in control are further discussed below under the heading “Potential Payments Upon Termination of Employment or Change in Control.”

Death Benefits. Our Death Benefit Only Plan, in which Messrs. Mezger, Praw and Hollinger participate, provides a death benefit to the participant’s designated beneficiary of $1 million (plus an additional “gross-up” amount sufficient to pay taxes on the benefit and the additional amount). We closed the Death Benefit Only Plan to new participants beginning in 2004 (Mr. Praw fully vested in the death benefit during his previous service with us as a full-time employee), and only term life insurance, with a $750,000 benefit level payable to an executive’s designated beneficiaries, has been made available to incoming eligible executives. We maintain this term life insurance benefit for Messrs. Kaminski and Woram. We also maintain a $400,000 life insurance death benefit for designated beneficiaries of Mr. Mezger.

Retirement Programs. Our 401(k) Savings Plan, a qualified defined contribution plan, is the only program we offer to all full-time employees that provides post-employment benefits. Our current NEOs and certain other employees also have the opportunity to participate in an unfunded nonqualified Deferred Compensation Plan, which allows pretax contributions of base salary and annual incentive compensation. We provide a dollar-for-dollar match of Deferred Compensation Plan and 401(k) Savings Plan contributions on up to an aggregate amount of six percent of a participant’s base salary. NEO deferrals under the Deferred Compensation Plan are shown below under the heading “Non-Qualified Deferred Compensation During Fiscal Year 2011.” We offer the Deferred Compensation Plan to give participating executives the ability to defer amounts above the contribution limits applicable to our 401(k) Savings Plan. We maintain a Retirement Plan for certain executives, including Messrs. Mezger and Hollinger. The Retirement Plan, closed to new participants since 2004, provides each vested participant with specific annual payments for 20 years that begin upon the later of reaching age 55, the tenth anniversary of a participation commencement date, or the termination of employment with us. Mr. Mezger’s original annual benefit amount under the Retirement Plan was $450,000; Mr. Hollinger’s was $100,000. The annual benefit amount is increased by the cost-of-living adjustments applied to federal social security benefits, starting with the plan year ending November 30, 2006. Once vested, a participant is entitled to the full benefit as stated above. For NEO participation in the Retirement Plan, see below under the heading “Pension Benefits During Fiscal Year 2011.”

Other Material Tax and Accounting Implications of our Executive Compensation Program

Section 162(m) of the Code generally disallows a tax deduction for compensation over $1 million paid to our highest paid executives unless it is qualifying performance-based compensation. We generally design compensation plans in order to maintain federal tax deductibility for executive compensation under Section 162(m) of the Code, and the Compensation Committee considers the potential Section 162(m) impact when approving the compensation paid to our NEOs. The Compensation Committee, however, will approve compensation that may not be deductible under Section 162(m) of the Code where it believes it is in our and our stockholders’ best interests to do so.

Overview of Executive Compensation Decision-Making and Other Compensation Policies

Executive Compensation Decision-Making Process
Participants and Roles

The Compensation Committee uses its own judgment, generally based on the considerations below, in subjectively approving the compensation and benefits for each of our NEOs and for other senior executive management:

•  Each executive’s specific roles, responsibilities, performance, experience and skill set; the market for comparable jobs; prevailing business conditions; and our overall financial and operational results.

•  Certain objective data, including

•  financial and operational data and metrics (particularly those considered in determining performance- based compensation);

•  for each executive, a management-prepared tally sheet with up to five years of compensation data;

•  surveys of comparative general industry and peer group (which is described below) compensation practices to assess whether our compensation is reasonable and competitive.

The Compensation Committee does not give any one of these data sources greater weight than another in making compensation decisions, and considers individual performance evaluations as a more important input. It also does not benchmark or target compensation and benefits at any specific level relative to general industry, to our peer group or to our financial results or stockholder return.

•  The totality of compensation that may be paid through base salary and annual and long-term incentives.

The Compensation Committee does not follow any set formula or set a specific allocation as to any one element of the compensation and benefits provided to an executive. Rather, it seeks to establish overall compensation at a level that it believes is appropriate. As a result, an executive’s compensation can vary from year to year and from other executives’ compensation in any year.

Our Peer Group
Like us, our peers are engaged in high production home building. Our annual revenues approximate the group median.	• Beazer Homes • Lennar Corporation • Meritage Homes Corp. • Ryland Group	• DR Horton • MDC Holdings • NVR Incorporated • Standard Pacific	• Hovnanian Enterprises • M/I Homes • PulteGroup, Inc. • Toll Brothers

Equity Stock Ownership Policy. Our executive stock ownership policy is intended to encourage, and has encouraged, our executives to increase their ownership of our common stock over time and to align their interests with our stockholders’ interests. Under the policy, designated executives are expected to achieve specific levels of common stock ownership within five years of joining us and, once achieved, maintain such ownership throughout employment. Our NEOs’ targeted stock ownership levels range from 20,000 to 150,000 shares, depending on position, and they are in compliance with the policy. Expected ownership levels were determined using survey data and multiples of average base salaries per internal seniority level. Share ownership may include shares owned outright or owned indirectly through our 401(k) Savings Plan, and 60% of unvested restricted stock grants. There are material consequences for non-compliance.

Prohibition on Hedging/Pledging of KB Home Securities. To further align their interests with those of stockholders, our senior executives cannot engage in short sales of our securities and cannot buy or sell puts, calls or any other financial instruments that are designed to hedge or offset decreases or increases in the value of our securities (including derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds).

Equity-Based Award Grant Policy. Our equity-based award grant policy governs the timing and establishes certain internal controls over the grant of equity-based awards. The policy requires that the Compensation Committee (or the Board) approve all grants of equity-based awards, and their terms. The policy does not permit any delegation of granting authority to our management. The grant date of any equity-based award will be the date on which the Compensation Committee met to approve the grant unless a written resolution sets a later date. The exercise price of any stock option award will not be less than the closing price of our common stock on the NYSE on the grant date.

Recovery of Compensation. Under his Employment Agreement, our CEO must repay certain bonus and incentive- or equity-based compensation he receives if we are required to restate our financial statements as a result of his misconduct, consistent with Section 304 of the Sarbanes-Oxley Act of 2002. We will also recoup equity-based compensation to the extent required under the Dodd-Frank Act.

Summary Compensation Table

Name and Principal Position(a)	Fiscal Year	Salary ($)(b)	Bonus ($)(c)	Stock Awards ($)(d)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)
Jeffrey T. Mezger President and Chief Executive Officer	2011	$1,000,000	$—	$—	$1,779,331	$1,950,000	$1,153,277	$ 63,671	$5,946,279
	2010	1,000,000	—	—	2,295,750	2,750,000	618,113	66,518	6,730,381
	2009	1,000,000	—	—	3,500,000	2,750,000	747,377	83,699	8,081,076
Jeff J. Kaminski Executive Vice	2011	550,000	—	—	317,738	400,000	—	117,607	1,385,345
President and Chief Financial Officer	2010	266,891	—	75,000	766,797	360,000	—	51,670	1,520,358
Brian J. Woram Executive Vice President, General Counsel and Secretary	2011	525,000	—	—	305,028	375,000	—	65,823	1,270,851
	2010	202,933	751,971	132,500	907,157	—	—	79,262	2,073,823
Albert Z. Praw Executive Vice President, Real Estate and Business Development	2011	125,000	—	—	381,285	100,000	—	684,953	1,291,238
William R. Hollinger Senior Vice President and Chief Accounting Officer	2011	365,000	—	—	152,514	300,000	261,360	28,346	1,107,220
	2010	365,000	—	—	275,490	350,000	139,956	28,946	1,159,392
	2009	365,000	—	162,500	487,500	390,000	205,116	31,348	1,641,464

(a)	Name and Principal Position: Mr. Praw was hired as a full-time employee in September 2011.

(b)	Salary: 2010 fiscal year salaries for Messrs. Kaminski and Woram reflect pro-rated amounts, as each joined us during that year. As Mr. Praw became a full-time employee in September 2011, his salary reflects what he was paid in the last three months of our 2011 fiscal year.

(c)	Bonus: Mr. Woram received a hiring bonus when he joined us in 2010 and a guaranteed bonus for our 2010 fiscal year.

(d)	Stock Awards and Option Awards: These amounts represent the aggregate grant-date fair value of stock awards (consisting of restricted stock) and option awards (consisting of stock options) computed in accordance with ASC 718. The grant-date fair value of stock option awards was determined using the Black-Scholes option-pricing model. They do not represent realized compensation. As discussed above under the heading “2012 Fiscal Year Long-Term Incentives - Common Stock Options,” the potential realizable value of the 2010 and 2009 awards is much lower than the grant-date fair values shown in the Summary Compensation Table relative to the price of our common stock on November 30, 2011, which was $7.35.

(e)	Non-Equity Incentive Plan Compensation: These amounts are the annual incentive compensation the respective NEOs earned based on achieving fiscal year performance goals.

(f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings: These amounts do not represent realized compensation; rather, they represent an actuarial adjustment related to a decrease in the discount rate used in calculating the present value of accumulated benefits provided under our Retirement Plan. See below under the heading “Pension Benefits During Fiscal Year 2011.” We do not provide above-market or preferential earnings under our Deferred Compensation Plan.

(g)	All Other Compensation: The amounts shown consist of the following items:

•

Matching 401(k) Savings Plan and Supplemental Deferred Compensation Plan Contributions. We provide a dollar-for-dollar match of Deferred Compensation Plan and 401(k) Savings Plan contributions of up to an aggregate amount of six percent of a participant’s base salary. The respective aggregate 2011, 2010 and 2009 fiscal year matching contributions we made to our NEOs were as follows: Mr. Mezger $54,700, $54,700 and $57,983; Mr. Kaminski $14,700, $0 and $0; Mr. Woram $24,544, $6,563 and $0; and Mr. Hollinger $21,900, $21,900 and $21,913. Mr. Praw did not make any Deferred Compensation Plan or 401(k) Savings Plan contributions in our 2011 fiscal year.

•

Premium Payments. We paid premiums on supplemental medical expense reimbursement plans and life insurance policies for the benefit of participating executives. These plans and policies are described above under the heading “Benefits and Perquisites.” The respective aggregate premiums we paid for our NEOs in our 2011, 2010 and 2009 fiscal years were as follows: Mr. Mezger $8,971, $11,818 and $14,148; Mr. Kaminski $9,446, $4,076 and $0; Mr. Woram $9,446, $3,184 and $0; Mr. Praw $1,620, $0 and $0; and Mr. Hollinger $6,446, $7,046 and $9,435.

•

Relocation Assistance. In connection with Mr. Kaminski’s hiring and relocation from Detroit to Los Angeles in May 2010, and Mr. Woram’s hiring and relocation from Dallas to Los Angeles in July 2010, we agreed in each case to pay for certain relocation expenses, including temporary housing for up to six months, and for any personal income tax liability associated with such relocation-related payments. Under their respective arrangements, in our 2011 and 2010 fiscal years, Mr. Kaminski received $93,461 and $47,594, respectively, and Mr. Woram received $31,833 and $69,515, respectively.

•

Charter Aircraft Use. In one instance in 2009, a portion of a company-chartered aircraft trip for Mr. Mezger was deemed to be for a personal purpose, and we incurred an incremental cost of $11,568 for this travel.

•

Consulting Arrangement. For the first nine months of our 2011 fiscal year, Mr. Praw served as an outside consultant and received a total of $683,333 during that time under his consulting arrangement with us.

Grants of Plan-Based Awards During Fiscal Year 2011

Name						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(b)

	Grant Date(a)	Type of Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
			Threshold ($)	Target ($)	Maximum ($)
Mr. Mezger	2/28/11	Annual Incentive	$687,500	$2,750,000	$5,000,000
	10/6/11	Performance Options					365,000	$6.32	$927,794
	10/6/11	Stock Options					335,000	6.32	851,537
	10/6/11	Performance Cash(c)	125,000	500,000	1,000,000
Mr. Kaminski	2/28/11	Annual Incentive	137,500	550,000	1,100,000
	10/6/11	Stock Options					125,000	6.32	317,738
	10/6/11	Performance Cash(c)	62,500	250,000	500,000
Mr. Woram	2/28/11	Annual Incentive	131,250	525,000	1,050,000
	10/6/11	Stock Options					120,000	6.32	305,028
	10/6/11	Performance Cash(c)	62,500	250,000	500,000
Mr. Praw	10/6/11	Annual Incentive	31,250	125,000	250,000
	10/6/11	Stock Options					150,000	6.32	381,285
	10/6/11	Performance Cash(c)	62,500	250,000	500,000
Mr. Hollinger	2/28/11	Annual Incentive	73,750	295,000	590,000
	10/6/11	Stock Options					60,000	6.32	152,514
	10/6/11	Performance Cash(c)	37,500	150,000	300,000

(a)	Grant Date: The date shown for each award is the date the Compensation Committee approved the award.

(b)	Grant Date Fair Value of Stock and Option Awards: The grant-date fair value for each award is computed in accordance with ASC 718. The grant-date fair value of stock option awards was determined using the Black-Scholes option-pricing model.

(c)	The actual amount paid out under the performance cash awards may be more or less than the target value granted (as shown in the table above), depending on our annual operating income over a three-year period ending on November 30, 2014 relative to performance goals set by the Compensation Committee for each year of the three-year period. These awards are further described above under the heading “Performance Cash Awards.”

Outstanding Equity Awards at Fiscal Year-End 2011

		Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)		Options Awards Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Mezger	10/30/01	431,122				$13.95		10/30/16
	10/30/01	68,878				13.95		10/30/16
	2/13/02	102,090				20.07		2/13/17
	5/8/02	44,516				25.63		5/8/17
	10/7/02	400,000				21.51		10/7/17
	10/24/03	74,667				33.24	(c)	10/24/18
	10/24/03	149,333				34.05	(c)	10/24/18
	10/22/04	80,750				40.90		10/22/19
	10/22/04	119,250				40.90		10/22/19
	10/18/05	75,000				63.77		10/18/15
	7/12/07	325,050				36.19		11/30/16	(d)
	7/12/07	325,050				36.19		7/12/17
	10/4/07	137,500				28.10		10/4/17
	10/1/09	326,172	163,086			15.44		10/1/19
	8/13/10	397,818				19.90		10/2/18	(e)
	10/7/10	80,000	160,000			11.06		10/7/20
	10/7/10		260,000	(f)		11.06		10/7/20
	11/9/10	412,500				28.10		10/4/17	(e)
	10/6/11		335,000			6.32		10/6/21
	10/6/11		365,000	(f)		6.32		10/6/21
Mr. Kaminski	7/15/10	15,006	30,011			11.26		7/15/20
	7/15/10									6,661	$48,958
	10/7/10	39,334	78,666			11.06		10/7/20
	10/6/11		125,000			6.32		10/6/21
Mr. Woram	7/15/10	26,510	53,019			11.26		7/15/20
	7/15/10									11,768	86,495
	10/7/10	37,000	74,000			11.06		10/7/20
	10/6/11		120,000			6.32		10/6/21
Mr. Praw	10/18/05	6,000				63.77		10/18/15
	10/6/11		150,000			6.32		10/6/21
Mr. Hollinger	7/1/02	58,058				26.29		7/1/17
	10/7/02	60,000				21.51		10/7/17
	10/24/03	9,334				33.24	(c)	10/24/18
	10/24/03	18,666				34.05	(c)	10/24/18
	10/22/04	24,000				40.90		10/22/19
	10/18/05	6,000				63.77		10/18/15
	10/1/09	45,431	22,716			15.44		10/1/19
	10/1/09									10,525	77,359
	8/13/10	79,564				19.90		10/2/18	(e)
	10/7/10	20,000	40,000			11.06		10/7/20
	11/9/10	25,662				36.19		7/12/17	(e)
	11/9/10	36,885				28.10		10/4/17	(e)
	10/6/11		60,000			6.32		10/6/21

(a)	Number of Securities Underlying Unexercised Options-Unexercisable: Stock option awards generally vest in equal installment amounts over a three-year period.

(b)	Market Value of Shares That Have Not Vested: The market value shown is based on the price of our common stock on November 30, 2011, which was $7.35.

(c)	As a result of an internal review of our employee stock option grant practices in 2006, we adjusted the exercise prices of certain of our employee stock options in order to comply with Section 409A of the Code. The exercise price for a certain portion of the stock option grant made on October 24, 2003 was not adjusted.

(d)	The expiration date for these stock options is set under Mr. Mezger’s Employment Agreement.

(e)

Through participation in two exchange offers that we conducted in our 2010 fiscal year, these common stock options replaced cash-settled stock appreciation rights (“SARs”) that had been previously granted to the NEO as long-term incentives. Each common stock option has an exercise price equal to the replaced SAR’s exercise price, and the same number of underlying shares, vesting schedule and expiration date as each such SAR. The exchange offers did not include a re-pricing or any other changes impacting the value of the awards to the NEO, no additional grants or awards were made to the NEO, and the issuance of the common stock options did not result in any incremental fair value to the NEO.

(f)	These are performance options that will vest, if at all, only if the Compensation Committee determines that we achieved certain performance metrics, as discussed above under the headings “2012 Fiscal Year Long-Term Incentives,” and “2011 CEO Performance Options.”

Option Exercises and Stock Vested During Fiscal Year 2011

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Mr. Mezger	—	$—	43,970	$264,699
Mr. Kaminski	—	—	—	—
Mr. Woram	—	—	—	—
Mr. Praw	—	—	—	—
Mr. Hollinger	—	—	8,794	52,940

(a)	Number of Shares Acquired on Vesting: The shares reported in this column represent cash-settled phantom shares that vested in our 2011 fiscal year. Because these phantom shares were settled in cash at the time they vested per the terms on which they were originally granted, the NEOs did not acquire any shares of our common stock or other securities in connection with such vesting.

(b)	Value Realized on Vesting: The amount shown is the total gross dollar value realized upon the vesting of the awards described above in footnote (a) to this table (i.e., the number of phantom shares times the closing price of our common stock on the applicable vesting date), and the gross cumulative value of all cash dividends paid in respect of a share of our common stock from and including an applicable grant date through and including an applicable vesting date, which amount was paid to the NEOs in each case at the time the phantom shares vested. Due to tax withholding obligations, however, each NEO actually realized a lower total value.

Pension Benefits During Fiscal Year 2011

Name*	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Mr. Mezger	Retirement Plan	18	$9,209,280	$—
Mr. Hollinger	Retirement Plan	24	2,032,905	—

(a)	Number of Years of Credited Service: These are as of the valuation date. As of November 30, 2011, each participating NEO is fully vested in his respective Retirement Plan benefit.

(b)	Present Value of Accumulated Benefit: These amounts represent the actuarial present value of the total retirement benefit that would be payable to each respective NEO under the Retirement Plan as of November 30, 2011. The following key actuarial assumptions and methodologies were used to calculate this present value: the base benefit for each participant is assumed to begin as of the earliest possible date for each participant (generally the later of age 55 or the 10th anniversary of the commencement of participation); the base benefit is adjusted by past and future cost of living adjustments including a 3.6% increase for the fiscal year ending November 30, 2012 and an assumed 3% increase thereafter, until the last benefits are paid for each participant. The discount rate used to calculate the present value of the accumulated benefit shown in table was 4.4%, reflecting a year-over-year reduction in prevailing market interest rates. The discount rate used for the 2010 calculation was 5.2%. The lower discount rate resulted in a substantial year-over-year increase in 2011 in the present value of accumulated benefit. For Mr. Mezger, the increase was approximately $1.15 million. The increase in present value resulting from the change in the discount rate does not result in any increase in the benefits payable to participants under the Retirement Plan.

*	Messrs. Kaminski, Woram and Praw are not participants in the Retirement Plan.

Non-Qualified Deferred Compensation During Fiscal Year 2011

Name*	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(d)
Mr. Mezger	$40,000	$40,000	$46,207	$ —	$ 733,519
Mr. Woram	14,438	13,659	(666)	—	27,431
Mr. Hollinger	36,500	11,863	23,084	—	1,427,690

(a)	Executive Contributions in Last Fiscal Year: These amounts reflect compensation the NEOs earned in our 2011 fiscal year that they have voluntarily deferred and are included in the above “Summary Compensation Table.”

(b)	Registrant Contributions in Last Fiscal Year: These amounts are matching contributions we made to the NEOs’ voluntary contributions to our Deferred Compensation Plan and are included in the above “Summary Compensation Table.”

(c)	Aggregate Earnings in Last Fiscal Year: These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the above “Summary Compensation Table.”

(d)	Aggregate Balance at Last Fiscal Year End: These amounts reflect compensation the NEOs earned in our 2011 fiscal year or in prior years, but which they voluntarily elected to defer receipt, adjusted for changes in the value of their investments and distributions, if any. Messrs. Mezger and Hollinger are vested in the full amount of their respective balances. Mr. Woram is vested in $20,991 of his aggregate balance.

*	Messrs. Kaminski and Praw did not make any Deferred Compensation Plan contributions in our 2011 fiscal year.

Potential Payments Upon Termination of Employment or Change in Control

As described further below, our CEO’s Employment Agreement and certain of our employee benefit plans, including our equity compensation plans, provide for payments and other benefits to our NEOs if we experience a change in control and/or on their termination of employment with us under certain circumstances. In our 2008 fiscal year, we modified some of our benefit plans to comply with Section 409A of the Code, which in certain cases requires that payments to key employees (such as our NEOs) not commence for six months following a termination of employment.

CEO Employment Agreement. Under his Employment Agreement, if we terminate Mr. Mezger’s employment involuntarily, he is entitled to the following benefits, subject to a release of claims against us:

•	a lump sum cash payment equal to two times the sum of his annual salary plus average annual bonus earned for the prior three years, with the total payment capped at $6,000,000;

•	under certain circumstances, a pro-rated bonus for the year in which his employment terminates;

•	health coverage that we pay for up to two years;

•

with respect to equity compensation granted to him on or after February 28, 2007, (a) two years of additional service credited to compute equity vesting plus full vesting for any equity issued to him in lieu of cash bonuses, and (b) the earlier of 36 months and the original term duration of each equity grant to exercise any such outstanding equity; and

•	performance shares paid as if the performance period closed on the termination date if the performance period would otherwise close in the next 24 months.

Outstanding equity awards granted to Mr. Mezger before the effective date of the Employment Agreement are governed by their respective terms and conditions with respect to his termination of employment.

The following benefits are payable to Mr. Mezger in the case of a change in control:

•	full vesting of unvested equity granted to him on or after February 28, 2007, with earlier equity awards governed by their respective terms and conditions;

•	performance shares paid as earned with the applicable performance period closing as of the date of the change in control;

•

full vesting and lump sum cash payment of deferred compensation, retirement or other employee benefits per the relevant arrangements, provided that lump sum payments subject to Section 409A of the Code are permitted only as provided by the specific terms of those arrangements;

•

if his employment is involuntarily terminated in connection with a change in control (generally, during the period starting three months before and ending twelve months after a change in control), payment of the same severance as provided above in the event of an involuntary termination of employment, except the applicable multiple is three times the sum of his annual salary and average bonus rather than two times and the total payment is capped at $12,000,000; and

•	additional “gross-up” payment to compensate for any excise taxes under Section 280G of the Code (“Section 280G”).

Mr. Mezger is prohibited from soliciting our employees for two years after termination, regardless of the reason for termination, and he may not disparage or defame us.

For these purposes, an involuntary termination under his Employment Agreement is generally our termination of Mr. Mezger’s employment without “cause” or his resigning for “good reason.” Mr. Mezger’s termination of employment for any reason during the thirteen month period following a change in control will be treated as an involuntary termination, as will our election not to extend the term of the Employment Agreement to beyond Mr. Mezger’s normal retirement date.

“Cause” is generally defined in the Employment Agreement as a felony conviction materially harming us; willful failure to follow reasonable Board directions; material breach of the Employment Agreement; acts of fraud or dishonesty or misappropriation intended to result in substantial personal enrichment at our expense; and willful misconduct likely to materially damage our financial position or reputation. The Employment Agreement provides Mr. Mezger with a 30-day notice/cure period and gives him an opportunity to present his case to the full Board with respect to a possible for-cause termination of his employment. “Good reason” under the Employment Agreement includes a forced relocation of more than 50 miles; any reduction in Mr. Mezger’s base pay or his annual bonus opportunity that causes these pay components to become materially uncompetitive; any material diminution of Mr. Mezger’s duties or responsibilities; our material breach of the Employment Agreement; or the failure of a successor to assume the Employment Agreement.

“Change in control” is defined under the Employment Agreement to include reorganizations in which our controlling stockholders, if any, no longer hold a majority of our voting stock, or a sale of substantially all of our assets with substantially the same effect; a change in the majority of the Board without approval of the incumbent directors; and any transaction in which a third party becomes the beneficial owner of 35% or more of our total voting power.

Executive Severance Plan. Under our Executive Severance Plan, no severance will be payable to an NEO (or other participant) if he voluntarily terminates employment or his employment is terminated by us with cause. If the employment of an NEO (or other participant) is unilaterally terminated by us without cause, the plan provides a cash severance payment equal to a multiple of base salary and average bonus, as discussed below.

For Messrs. Kaminski, Woram and Praw, the severance amount is equal to two times the sum of base salary and average bonus. For Mr. Hollinger and for certain other senior executive management participants, the severance amount is equal to one and a half times the sum of base salary and average bonus. With respect to other current participants, the severance amount is equal to one times base salary and average bonus. The severance amount is reduced by any other severance payments that a participant is entitled to receive from us.

If a participant is entitled to severance under the plan, the applicable base salary is the participant’s annual base salary in effect at the time of the termination of the participant’s employment. The applicable average bonus is the lesser of the amounts determined by the following two calculations:

•

the average of the annual cash bonuses, if any, paid to the participant for the three most recent completed fiscal years prior to the termination of the participant’s employment (or such shorter time as the participant has been employed).

•

(i) three times base salary for participants entitled to a severance of two times the sum of base salary and average bonus, (ii) two and a half times base salary for participants entitled to a severance of one and a half times the sum of base salary and average bonus, and (iii) two times base salary for participants entitled to a severance of one times the sum of base salary and average bonus.

Participants entitled to a severance under the plan are also entitled to a continuation of health benefits that we will pay for a period of years equal to their particular severance multiple.

“Cause” is defined under the plan as the commission by a participant of any of the following: (a) serious violation or deliberate disregard of our policies, including our Ethics Policy; (b) gross dereliction in the performance of job duties and responsibilities; (c) material misappropriation of our property; (d) commission of any act of fraud, bad faith, dishonesty or disloyalty; (e) material breach of non-solicitation, non-disparagement, confidentiality and cooperation covenants contained in the plan; (f) an act (or failure to act) of egregious misconduct involving serious moral turpitude; or (g) an act or omission that is determined to prejudice our best interests significantly. All benefits under the plan are subject to execution of a release and non-solicitation, non-disparagement and confidentiality obligations.

Change in Control Severance Plan. The CIC Plan provides specified benefits to designated participants, which include our current NEOs and a very limited number of our other senior executive management. Mr. Mezger is entitled only to CIC Plan benefits that do not duplicate benefits provided under his Employment Agreement if there is a change in control, and the total severance payment benefit that he may be entitled to under the CIC Plan is capped at $12,000,000.

If we experience a change in control, each of our NEOs is entitled to the following benefits under the terms of the CIC Plan:

•

if in the 18 month period following the change in control his employment is terminated other than for cause or disability, or he terminates his employment for good reason, a severance benefit equal to two times the sum of his average base salary and average actual annual cash bonus for the three fiscal years prior to the year in which the change in control occurs;

•	accelerated vesting of any options and the lapse of any restricted period with respect to any restricted stock or other equity awards awarded to him; and

•

full vesting in any benefits under our Death Benefit Only Plan (which is described below under the heading “Other Change in Control and Employment Termination Provisions”) if he participates in that plan.

In addition, under the CIC Plan, only Messrs. Mezger and Hollinger and five other senior executives are currently eligible to potentially receive a Gross-Up Payment, the last of whom became eligible in February 2008. As discussed above under the heading “Item 3: Advisory Vote to Approve Named Executive Officer Compensation,” our Board approved a policy that no officer or employee who is hired or is promoted after April 7, 2011 will receive the Gross-Up Payment benefit under the CIC Plan in connection with such hiring or promotion. Consistent with this policy, in 2011, we did not extend the Gross-Up Payment benefit to any newly hired or promoted officers or employees who would have been eligible to receive the benefit under the terms of the CIC Plan. In addition, while each of Messrs. Kaminski and Woram are participants under the CIC Plan, they are not entitled to or eligible to receive the Gross-Up Payment benefit. As noted below, no such Gross-Up Payments would have been due to Messrs. Mezger or Hollinger, or to any of the other eligible senior executives, if a change in control had occurred on November 30, 2011.

Certain CIC Plan participants are entitled to a lower severance payment of one times the sum of their average base salary and average actual bonus. All benefits under the CIC Plan are subject to execution of a release and non-solicitation of our employees for one year and to the terms of any other agreement a participant may have with us that provides similar benefits.

A “change in control” is generally defined under the CIC Plan to include any change in ownership, change in effective control or a change in the ownership of a substantial portion of assets, in each case relating to us and consistent with the definition of such event under Treasury Department regulations issued under Section 409A of the Code.

The CIC Plan defines “cause” to include (a) acts of fraud or misappropriation intended to result in substantial personal enrichment at our expense; and (b) willful and deliberate violations of a participant’s obligations to us which result in material injury to us. “Good reason” is defined under the CIC Plan to include materially inconsistent changes in a participant’s duties and responsibilities as they were prior to the change in control; any reduction in the participant’s salary or aggregate incentive compensation opportunities; any required relocation of more than 50 miles; a material increase in a participant’s business travel obligations; or a successor’s failure to assume the CIC Plan.

Other Change in Control and Employment Termination Provisions. The individual award agreements governing outstanding unvested common stock options provide for accelerated vesting upon a change in control and upon retirement, as defined under the agreements. The individual award agreements governing outstanding restricted stock awards provide for accelerated vesting upon a change in control, as defined under the agreements. In addition, different provisions govern the length of time a participant has to exercise a common stock option after termination of his or her employment, depending upon the reason for termination and the particular agreement. For example, in the case of a termination of employment for cause, the time to exercise may be limited to five days. In the case of a retirement, the participant may have until the end of a common stock option’s original term in which to exercise.

Our Deferred Compensation Plan and Retirement Plan provide for full vesting of benefits in the event of a change in control, as that term is defined under the plans. The Retirement Plan further provides that a participant will immediately receive the actuarial value (as specified under the Retirement Plan) of the participant’s plan benefits in the event of a change in control. The Retirement Plan also provides for vesting and lump sum payment of the actuarial value of the full Retirement Plan benefit in the event of death.

Our Death Benefit Only Plan provides in the event of a change in control, as defined in the plan, for (a) distribution of an insurance contract to a participant sufficient to pay the death benefit (if the participant dies any time before age 100); and (b) an additional “gross-up” amount sufficient to pay taxes caused by the distribution of the insurance contract and the additional amount. We also maintain term life insurance policies that pay benefits to the designated beneficiaries of certain of our NEOs upon their deaths as described above under the heading “Death Benefits.”

The following tables show payments we may be required to make under various employment termination and change-in-control scenarios, assuming they occurred on November 30, 2011. Some amounts in the tables and footnotes have been rounded up to the nearest whole number.

Post-Employment Payments - Mr. Mezger
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination(a)	Change in Control With Termination for Good Reason or Without Cause(a)	Death	Disability
Compensation
Severance	$—	$—	$6,000,000(b)	$—	$11,250,000(c)	$—	$—
Long-term Incentives
Acceleration of Unvested Equity(d)
Unvested Stock Options	721,000(e)	—	721,000(e)	721,000	721,000	240,334	240,334
Benefits & Perquisites
Retirement Plan	9,209,280(f)	9,209,280(f)	9,209,280(f)	10,997,265(g)	10,997,265(g)	10,997,265(g)	9,209,280(f)
Vested Deferred Compensation(h)	733,519	733,519	733,519	—	733,519	733,519	733,519
Death Benefit Only Plan	—(i)	—(i)	—(i)	744,430(j)	744,430(j)	1,715,119(i)	—(i)
Term Life Insurance	—	—	—	—	—	400,000	—
Health Benefits	—	—	54,996(k)	—	54,996(k)	—	—
Credited Vacation Benefits (l)	76,923	76,923	76,923	—	76,923	76,923	76,923
Total(m)	$10,740,722	$10,019,722	$16,795,718	$12,462,695	$24,578,133	$14,163,160	$10,260,056

(a)	As described above under the headings “Change in Control Severance Plan” and “CEO Employment Agreement,” if payments due in connection with a change in control are subject to excise taxes under Section 280G of the Code, we will pay Mr. Mezger an additional “gross up” amount so that his after-tax benefits are the same as though no excise tax had been applied. We determined, however, that we would not need to pay any such “gross up” amount to Mr. Mezger if we experienced a change in control for purposes of the CIC Plan and his Employment Agreement on November 30, 2011 based on the following major assumptions: (i) stock options assumed paid out based on an assumed value of $7.35 less applicable exercise prices, and other equity awards valued assuming a fair market value of $7.35; (ii) payments for accelerated vesting of time-based equity valued using Treas. Reg. Section 1.280G-1 Q&A 24(c); and (iii) accelerated payment of Retirement Plan benefits valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

(b)	Severance based on a multiple of two times current annual base salary plus average annual bonus earned for fiscal years ending November 30, 2010, November 30, 2009, and November 30, 2008, with benefit capped at $6,000,000, as provided by Mr. Mezger’s Employment Agreement.

(c)	Severance based on a multiple of three times current annual base salary plus average annual bonus earned for fiscal years ending November 30, 2010, November 30, 2009, and November 30, 2008, with benefit capped at $12,000,000, as provided by Mr. Mezger’s Employment Agreement.

(d)	Equity awards valued using the price of our common stock as of November 30, 2011, which was $7.35.

(e)	Assumes under these scenarios that Mr. Mezger’s termination would be considered a retirement under the terms of his outstanding stock option agreements. Therefore, his awards would vest and become immediately exercisable.

(f)	Reflects present values of accrued benefit as of November 30, 2011 using an annual discount rate of 4.38% (consistent with Accounting Standards Codification Topic No. 715, “Compensation – Retirement Benefits” (“ASC 715”) valuations). Benefits are assumed to commence in the first quarter following earliest benefit commencement date.

(g)	Assumes lump sum payout of accrued benefit upon a change in control or death using a 2.67% Applicable Federal Rate (“AFR”) discount rate as provided in the Retirement Plan.

(h)	In addition to our matching contributions, deferred compensation balances include Mr. Mezger’s deferrals and earnings on those deferrals in the amount of $367,420.

(i)	Mr. Mezger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,715,119 ($1,000,000 benefit plus $715,119 “gross-up” for income taxes) upon his death. The present value of the benefit as of November 30, 2011 is approximately $559,722 based on a 4.75% discount factor and the 2012 IRS Mortality Optional Combined (male/female) tables for life expectancy (consistent with rates and mortality tables used for ASC 715 valuations).

(j)	Values are estimated based on cash surrender values of life insurance policies as of December 19, 2011 of $423,246 and income tax “gross-up” of $321,184.

(k)	Assumes we pay 24 months of medical, dental and vision benefits using current COBRA rates of approximately $2,291 per month.

(l)	Assumes payout of 160 hours of vacation benefits as Mr. Mezger is credited with this number of vacation hours during his employment with us, regardless of actual vacation time taken.

(m)	If we delay any payments due to Mr. Mezger to comply with Section 409A of the Code , his Employment Agreement entitles him to receive such payments with accrued interest at the annualized short-term AFR specified therein. The amounts shown exclude interest.

Post-Employment Payments - Mr. Kaminski
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Compensation
Severance	$—	$—	$1,820,000(a)	$—	$1,820,000(b)	$—	$—
Long-term Incentives
Acceleration of Unvested Equity(c)
Unvested Stock Options	—	—	—	128,750	128,750	—	—
Restricted Stock	—	—	—	48,958	48,958	—	—
Benefits & Perquisites
Term Life Insurance	—	—	—	—	0	750,000	—
Health Benefits	—	—	52,572(d)	—	0	—	—
Total	$—	$—	$1,872,572	$177,708	$1,997,708	$750,000	$—

(a)	Severance based on a multiple of two times current annual base salary plus annual bonus paid for fiscal year ending November 30, 2010, as provided by the Executive Severance Plan.

(b)	Severance based on a multiple of two times annualized base salary plus annual bonus paid for fiscal year ending November 30, 2010, as provided by the CIC Plan.
(c)	Equity awards valued using the price of our common stock as of November 30, 2011, which was $7.35.

(d)	Assumes we make monthly contributions for medical and dental benefits in the amount of approximately $2,191 per month for 24 months.

Post-Employment Payments - Mr. Woram
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Compensation
Severance	$ —	$ —	$1,700,000(a)	$ —	$1,700,000(b)	$ —	$ —
Long-term Incentives
Acceleration of Unvested Equity(c)
Unvested Stock Options	—	—	—	123,600	123,600	—	—
Restricted Stock	—	—	—	86,495	86,495	—	—
Benefits & Perquisites
Unvested Deferred Compensation(d)	—	—	—	—	6,440	6,440	6,440
Vested Deferred Compensation(e)	20,991	20,991	20,991		20,991	20,991	20,991
Term Life Insurance	—	—	—	—	—	750,000	—
Health Benefits	—	—	49,404(f)	—	—	—	—
Total	$20,991	$20,991	$ 1,770,395	$210,095	$ 1,937,526	$777,431	$27,431

(a)	Severance based on a multiple of two times current annual base salary plus annual bonus paid for fiscal year ending November 30, 2010, as provided by the Executive Severance Plan.

(b)	Severance based on a multiple of two times annualized base salary plus annual bonus paid for fiscal year ending November 30, 2010, as provided by the CIC Plan.
(c)	Equity awards valued using the price of our common stock as of November 30, 2011, which was $7.35.

(d)	Mr. Woram will fully vest in his unvested matching contribution of $6,440 upon a change in control, or his death or disability. The amounts would not be paid out until the termination of his employment with us.

(e)	In addition to matching contributions, deferred compensation balances include Mr. Woram’s deferrals and earnings on those deferrals in the amount of $13,998.

(f)	Assumes we make monthly contributions for medical and dental benefits in the amount of approximately $2,059 per month for 24 months.

Post-Employment Payments - Mr. Praw
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Compensation
Severance	$ —	$ —	$1,000,000(a)	$—	$1,000,000(b)	$—	$ —
Long-term Incentives
Acceleration of Unvested Equity (c)
Unvested Stock Options	—	—	—	154,500	154,500	—	—
Benefits & Perquisites
Death Benefit Only Plan	—(d)	—(d)	—(d)	934,206(e)	934,206(e)	1,715,119(d)	—(d)
Health Benefits	—	—	43,756(f)	—	—	—	—
Total	$ —	$ —	$1,043,756	$1,088,706	$ 2,088,706	$1,715,119	$ —

(a)	Severance based on a multiple of two times current annual base salary, as provided by the Executive Severance Plan. As Mr. Praw was not awarded a bonus in any relevant prior years, no bonus component has been used to determine the severance amount shown in the table above.

(b)	Severance based on a multiple of two times current annual base salary, as provided by the CIC Plan. As Mr. Praw was not awarded a bonus in any relevant prior years, no bonus component has been used to determine the severance amount shown in the table above.
(c)	Equity awards valued using the price of our common stock as of November 30, 2011, which was $7.35.

(d)	Mr. Praw’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,715,119 ($1,000,000 benefit plus $715,119 “gross-up” for income taxes) upon his death. The present value of the benefit as of November 30, 2011 is approximately $740,315 based on a 4.75% discount factor and the 2012 IRS Mortality Optional Combined (male/female) tables for life expectancy (consistent with rates and mortality tables used for ASC 715 valuations).

(e)	Values are estimated based on cash surrender values of life insurance policies as of December 21, 2011 of $527,873 and income tax “gross-up” of $406,333.

(f)	Assumes we make monthly contributions for medical and dental benefits in the amount of approximately $1,823 per month for 24 months.

Post-Employment Payments - Mr. Hollinger
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination(a)	Change in Control With Termination for Good Reason or Without Cause(a)	Death	Disability
Compensation
Severance	$—	$—	$1,102,500(b)	$ —	$1,469,167(c)	$—	$—
Long-term Incentives
Acceleration of Unvested Equity(d)
Unvested Stock Options	—	—	—	61,800	61,800	—	—
Restricted Stock	—	—	—	77,359	77,359	—	—
Benefits & Perquisites
Retirement Plan	2,032,905(e)	2,032,905(e)	2,032,905(e)	2,448,097(f)	2,448,097(f)	2,448,097(f)	2,032,905(e)
Vested Deferred Compensation(g)	1,427,690	1,427,690	1,427,690	—	1,427,690	1,427,690	1,427,690
Death Benefit Only Plan	—(h)	—(h)	—(h)	702,880(i)	702,880(i)	1,715,119(h)	—(h)
Health Benefits	—	—	19,542(j)	—	—	—	—
Total	$3,460,595	$3,460,595	$ 4,582,637	$ 3,290,136	$ 6,186,993	$5,590,906	$3,460,595

(a)	As described above under the heading “Change in Control Severance Plan,” under the CIC Plan, if payments due in connection with a change in control are subject to excise taxes under Section 280G of the Code, we will pay Mr. Hollinger an additional “gross up” amount so that his after-tax benefits are the same as though no excise tax had been applied. We determined, however, that we would not need to pay any such “gross up” amount to Mr. Hollinger if we experienced a change in control for purposes of the CIC Plan on November 30, 2009 based on the following major assumptions: (i) stock options assumed paid out based on an assumed value of $7.35 less applicable exercise prices, and other equity awards valued assuming a fair market value of $7.35; (ii) payments for accelerated vesting of time-based equity valued using Treas. Reg. Section 1.280G-1 Q&A 24(c); and (iii) accelerated payment of Retirement Plan benefits valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

(b)	Severance based on a multiple of one and a half times current annual base salary plus average annual bonus paid for fiscal years ending November 30, 2010, November 30, 2009, and November 30, 2008, as provided by the Executive Severance Plan.

(c)	Severance based on a multiple of two times average annual base salary plus average annual bonus paid for fiscal years ending November 30, 2010, November 30, 2009, and November 30, 2008, as provided by the CIC Plan.

(d)	Equity awards valued using the price of our common stock as of November 30, 2011, which was $7.35.

(e)	Reflects present values of accrued benefit as of November 30, 2011 using an annual discount rate of 4.38% (consistent with ASC 715 valuations). Benefits are assumed to commence in the first quarter following earliest benefit commencement date.

(f)	Assumes lump sum payout of accrued benefit paid upon a change in control or death using a 2.67% AFR discount rate as provided in the Retirement Plan.

(g)	In addition to our matching contributions, deferred compensation balances include Mr. Hollinger’s deferrals and earnings on those deferrals in the amount of $1,352,187.

(h)	Mr. Hollinger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,715,119 ($1,000,000 benefit plus $715,119 “gross-up” for income taxes) upon his death. The present value of the benefits as of November 30, 2011 is approximately $501,256 based on a 4.75% discount rate and the 2012 IRS Mortality Optional Combined (male/female) tables for life expectancy (consistent with rates and mortality tables used for ASC 715 valuations).

(i)	Values are estimated based on cash surrender values of life insurance policies as of December 19, 2011 of $399,622 and income tax “gross-up” of $303,257.

(j)	Assumes we make monthly contributions for medical and dental benefits in the amount of approximately $1,086 per month for 18 months.

Independent Auditor Fees and Services

Independent Auditor Fees and Services in our 2011 and 2010 Fiscal Years

Ernst & Young LLP served as our independent registered public accounting firm for our 2011 and 2010 fiscal years. Services provided by Ernst & Young LLP and related fees in each of our last two fiscal years were as follows:

	Fiscal Year Ended ($000s)
	2011	2010
Audit Fees	$889	$ 947
Audit-Related Fees	39	39
Tax Fees	—	23
All Other Fees	—	—
Total Fees	$928	$1,009

In each of our 2011 and 2010 fiscal years, audit fees included an annual consolidated financial statement audit, audits of our financial services subsidiary and audit services performed in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees included 401(k) Savings Plan audits and accounting consultations.

Tax fees in our 2010 fiscal year included fees for review of our federal income tax return, as well as several state income tax returns.

Auditor Services Pre-Approval Policy

The Audit Committee has established a policy that requires it to pre-approve all services our principal independent registered public accounting firm provides to us, including audit services, audit-related services, tax services and other permitted non-audit services. In most cases, the Audit Committee pre-approves each specific service and a corresponding fee amount for the service. In addition, under the policy, the Audit Committee has pre-approved our chief accounting officer (or a functional equivalent) to authorize the performance of certain types or categories of services up to specific fee limits, and has delegated to the Audit Committee Chair the authority to pre-approve services subject to a specific per-engagement fee limit. The Audit Committee Chair must report to the Audit Committee any pre-approvals granted under this delegated authority.

The Audit Committee approved all audit and audit-related services provided by Ernst & Young LLP during our 2011 fiscal year in accordance with this policy.

Audit and Compliance Committee Report

The Audit and Compliance Committee of the Board of Directors acts under a written charter.

Under its charter, the Audit and Compliance Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of KB Home’s financial reporting process and practices, and its internal control over financial reporting. Management is primarily responsible for KB Home’s financial statements, the reporting process and assurance for the adequacy of the internal control over financial reporting. KB Home’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of KB Home’s financial statements and KB Home’s internal control over financial reporting, and for expressing an opinion on the conformity of KB Home’s audited financial statements to generally accepted accounting principles used in the United States and the adequacy of KB Home’s internal control over financial reporting.

In this context, the Audit and Compliance Committee has reviewed and discussed with management and Ernst & Young LLP KB Home’s audited financial statements. The Audit and Compliance Committee has discussed with Ernst & Young LLP the matters required to be discussed in accordance with the standards of the Public Company Accounting Oversight Board. In addition, the Audit and Compliance Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with a registrant’s audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from KB Home and KB Home’s management.

In reliance on the reviews, reports and discussions referred to above, the Audit and Compliance Committee recommended to the Board, and the Board approved, that the audited financial statements be included in KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2011, for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the members of the Audit and Compliance Committee:

Melissa Lora, Chair	Barbara T. Alexander
Robert L. Johnson	Michael G. McCaffery
Luis G. Nogales

Other Matters

Certain Relationships and Related Party Transactions

Per its charter, the Nominating/Governance Committee must review and approve or ratify any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we participate and in which a director, a director nominee, an executive officer or a beneficial owner of five percent or more of our common stock (or, in each case, an immediate family member) had or will have a direct or indirect material interest (a “Covered Transaction”), except as provided below or as otherwise determined by the Board. Our directors, executive officers, and stockholders who beneficially own five percent or more of our common stock are expected to inform our Corporate Secretary of Covered Transactions, and we collect information from our directors and executive officers about their affiliations and affiliations of their family members so that we can review our records for any such transactions.

The Nominating/Governance Committee will approve or ratify a Covered Transaction if, based on a review of all material facts of the transaction and feasible alternatives, the Nominating/Governance Committee deems the transaction to be in our and our stockholder’s best interests. The Nominating/Governance Committee has reviewed the following Covered Transactions and determined that each of these transactions will be deemed to be pre-approved or ratified (as applicable) by the Nominating/Governance Committee:

•	any transaction in which the total amount involved is equal to or less than $120,000;

•

the employment and compensation (a) of a director or executive officer if the individual’s compensation is reported in our annual proxy statement, or (b) of any other executive officer who is not an immediate family member of one of the foregoing individuals or a director nominee if such executive officer’s compensation was approved, or recommended for approval, by the Compensation Committee;

•

any transaction that would not (a) need to be reported under federal securities laws, (b) be deemed to impair a director’s independence under our Corporate Governance Principles and (c) be deemed to be a conflict of interest under our Ethics Policy; and

•	any transaction where an individual’s interest therein arises solely from ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

The Nominating/Governance Committee determined that there were no Covered Transactions during our 2011 fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during our 2011 fiscal year under Section 16(a) of the Securities Exchange Act, as amended, were filed on a timely basis by our reporting persons.

Stockholder Proposals for our 2013 Annual Meeting of Stockholders

To be included in the Proxy Statement and form of proxy for our 2013 Annual Meeting of Stockholders, we must receive no later than November 2, 2012 any proposal of a stockholder intended to be presented at that meeting. Further, the Board-designated proxies for our 2013 Annual Meeting will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide us with written notice of the proposal on or prior to January 16, 2013.

By Order of the Board of Directors,

BRIAN J. WORAM

Executive Vice President, General Counsel and Secretary

KB HOME

10990 Wilshire Boulevard

Los Angeles, California 90024

(310) 231-4000

www.kbhome.com

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

(see the reverse side for voting deadlines)

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 12, 2012: You may access and download copies of KB Home’s 2011 Annual Report and 2012 Proxy Statement at http://www.kbhome.com/investor/proxy

INTERNET http://www.proxyvoting.com/kh

Use the Internet to vote. Have this form in hand when you access the web site.

OR

TELEPHONE 1-866-5405760

Use any touch-tone telephone to vote. Have this form in hand when you call.

If you vote by Internet or by telephone, you do NOT need to mail in this form.

To vote by mail, mark, sign and date this form and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies or the applicable Trustee to vote your shares in the same manner as if you marked, signed and returned this form.

FOLD AND DETACH HERE

THIS FORM, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED, OR IF NO INSTRUCTION IS GIVEN, IT WILL

BE VOTED “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE AND “FOR” ITEMS 2 AND 3.

YOUR BOARD RECOMMENDS A VOTE “FOR” THESE DIRECTOR NOMINEES YOUR BOARD RECOMMENDS A VOTE “FOR” ITEMS 2 AND 3 Please mark your votes as X indicated in this example

1. Election of Directors

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

1.1 Barbara T. 1.6 Melissa 2. Ratify the appointment of Ernst & Young LLP as KB Home’s

Alexander Lora independent registered public accounting firm for the fiscal year ending November 30, 2012.

1.2 Stephen F. 1.7 Michael G.

Bollenbach McCaffery 3. Advisory vote to approve named executive officer compensation

1.3 Timothy W. 1.8 Jeffrey T.

Finchem Mezger

1.4 Kenneth M. 1.9 Luis G.

In their discretion, the named proxies are authorized to vote upon any other matter that may properly

Jastrow, II Nogales

come before the Meeting or any adjournment or postponement thereof.

1.5 Robert L.

Johnson

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

KB HOME

ANNUAL MEETING OF STOCKHOLDERS APRIL12,2012

Dear Fellow Stockholder:

Your vote and investment in KB Home are very important. We encourage you to vote via the Internet or telephone as indicated on the reverse side of this form. If you choose to vote by mail, please complete and return this form for tabulation as soon as possible to ensure your vote is counted.

Thank you for your continued support of KB Home.

Sincerely,

Jeffrey T. Mezger

President and Chief Executive Officer

FOLD AND DETACH HERE

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS

APRIL 12, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Receipt of proxy materials for the above Annual Meeting of Stockholders is acknowledged. The undersigned hereby constitutes and appoints Jeffrey T. Mezger and Brian J. Woram, and each of them, as attorney, agent and proxy of the undersigned, each with the power to act without the other and with full power of substitution, and authorizes each of them to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of KB Home (the “Company”) of which the undersigned would be entitled to direct the vote if personally present at the 2012 Annual Meeting of Stockholders of the Company to be held on April 12, 2012, and at any and all adjournments or postponements thereof (the “Meeting”), as instructed on the reverse side of this form or, if no instruction is given, “FOR” the election of each director nominee and “FOR” Items 2 and 3, and in each such proxyholder’s discretion upon any other matter that may properly come before the Meeting.

If shares of the Company’s Common Stock are held on behalf of the undersigned under the Company’s Amended and Restated 401(k) Savings Plan (the “Plan”) and/or if the undersigned is entitled as a participant in the Company’s employee stock option plans to direct the vote of shares held by the Grantor Stock Ownership Trust (the “Trust”), this form serves to provide confidential voting instructions to the respective Trustee that votes the shares of the Plan and the Trust as to any and all such shares as to which the undersigned had the right to give voting instructions on February 10, 2012 to vote as instructed on the reverse side of this form or, if no instruction is given, “FOR” the election of each director nominee and “FOR” Items 2 and 3, and in the discretion of each of the above-named proxies upon any other matter that may properly come before the Meeting.

PLEASE MARK, DATE AND SIGN THIS FORM AND RETURN IT PROMPTLY, OR USE THE INTERNET OR TELEPHONE OPTIONS DESCRIBED ON THE REVERSE SIDE OF THIS FORM, EVEN IF YOU PLAN TO ATTEND THE MEETING. VOTING INSTRUCTIONS IN RESPECT OF SHARES OF THE COMPANY’S COMMON STOCK REGISTERED WITH KB HOME’S TRANSFER AGENT MUST BE RECEIVED ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 11, 2012 TO BE COUNTED.

VOTING INSTRUCTIONS TO THE RELEVANT TRUSTEES IN RESPECT OF PLAN SHARES AND TRUST SHARES, HOWEVER, MUST BE RECEIVED BY THE TRUSTEE ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 10, 2012 TO BE COUNTED. IF YOU DO NOT PROVIDE VOTING INSTRUCTIONS TO THE PLAN TRUSTEE, YOUR PLAN SHARES, IF ANY, WILL NOT BE VOTED.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)